UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)
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Affiliated Computer Services, Inc.

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AFFILIATED COMPUTER SERVICES, INC.
2828 North Haskell Avenue
Dallas, Texas 75204

April 14, 2009

Dear Stockholder:

It is my pleasure to invite you to the Annual Meeting of Stockholders of Affiliated Computer Services, Inc. to be held on May 28, 2009 at 11:00 a.m., CDT at Cityplace Conference Center, 2711 North Haskell Avenue, Dallas, Texas 75204. The Notice of the Annual Meeting and Proxy Statement, which are attached, provide information concerning the matters to be considered at the Annual Meeting. The Annual Meeting will cover only the business contained in the Proxy Statement and will not include a management presentation.

You may now access our proxy materials over the Internet. We are mailing to all of our stockholders a Notice of Internet Availability of Proxy Materials (Notice) instead of a paper copy of this Proxy Statement and our Annual Report. The Notice contains instructions on how to access those documents over the Internet, as well as instructions on how to request a paper copy of our proxy materials. We believe that this process reduces the environmental impact and lowers the costs of printing and distributing our proxy materials.

Please note that only stockholders of record as of the close of business on April 3, 2009 will be eligible to vote at the Annual Meeting. Your vote is important. You may vote by Internet or by telephone using the instructions on the Notice, or, if you received a paper copy of the proxy card, by signing and returning it in the envelope provided.

We look forward to seeing you at the meeting.

Very truly yours,

Darwin Deason
Founder and Chairman of the Board

AFFILIATED COMPUTER SERVICES, INC.
2828 North Haskell Avenue
Dallas, Texas 75204

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	May 28, 2009, 11:00 a.m., Central Time, Dallas, Texas

Place of Meeting:	Cityplace Conference Center, 2711 North Haskell Avenue, Dallas, Texas 75204

Business to be Conducted:	1. To elect directors to hold office for a one-year term, or until their respective successors shall have been duly elected and qualified.

2. To consider and vote on the Senior Executive Annual Incentive Plan for participants.

3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2009.

4. To transact such other business as may properly come before the meeting.

Adjournments and Postponements:	Any action on the business to be conducted may be considered at the date and time of the annual meeting as specified above or at any time or date to which the annual meeting may be properly adjourned and postponed.

Record Date:	You are entitled to vote at the Annual Meeting if you were a stockholder of record as of the close of business on April 3, 2009.

Voting Rights:	A holder of shares of ACS Class A common stock is entitled to one vote, in person or by proxy, for each share of Class A common stock on all matters properly brought before the Annual Meeting.

A holder of shares of ACS Class B common stock is entitled to ten votes, in person or by proxy, for each share of Class B common stock on all matters properly brought before the Annual Meeting.

By Order of the Board of Directors

Tas Panos
Corporate Secretary

Your vote is very important.

Whether or not you plan to attend the Annual Meeting you are encouraged to read the Proxy Statement and vote your shares as soon as possible.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
GENERAL INFORMATION
QUESTIONS AND ANSWERS
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: APPROVAL OF SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN
PROPOSAL 3: RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2009
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS
Compensation Discussion and Analysis
REPORT OF THE COMPENSATION COMMITTEE
SUMMARY COMPENSATION TABLE FOR FISCAL YEARS 2008 AND 2007
GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2008
REPORT OF THE AUDIT COMMITTEE
CERTAIN TRANSACTIONS
STOCKHOLDER PROPOSALS AND STOCKHOLDER RECOMMENDED NOMINEES FOR 2009 ANNUAL MEETING
HOUSEHOLDING OF STOCKHOLDER DOCUMENTS

AFFILIATED COMPUTER SERVICES, INC.
2828 North Haskell Avenue
Dallas, Texas 75204

PROXY STATEMENT
for
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 28, 2009

GENERAL INFORMATION

QUESTIONS AND ANSWERS

Why did I receive this proxy statement?

This proxy statement is being furnished to you as a stockholder of record, as of April 3, 2009, of Affiliated Computer Services, Inc., a Delaware corporation, in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Stockholders to be held on May 28, 2009. As a stockholder, you are invited to attend the Annual Meeting and are entitled to and are requested to vote on the items of business described in this proxy statement. On or about April 14, 2009, we mailed to our stockholders of record as of the close of business on April 3, 2009 a Notice Regarding the Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report online.

All references, unless otherwise noted, to the “Company,” “we,” “our,” “us” and “ACS” in this proxy statement refer to Affiliated Computer Services, Inc. (and its subsidiaries).

When and where is the Annual Meeting to be held?

The Annual Meeting of Stockholders will be held at Cityplace Conference Center, 2711 North Haskell Avenue, Dallas, Texas 75204, on May 28, 2009, at 11:00 a.m., Central Time, or at any adjournments thereof, for the purposes stated in the Notice of Annual Meeting.

Internet Availability of Proxy Materials

Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are now primarily furnishing proxy materials to our stockholders on the Internet, rather than mailing paper copies of the materials (including our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, as amended by our Form 10-K/A filed October 24, 2008) to each stockholder. If you received only a Notice Regarding the Availability of Proxy Materials (the “Notice”) by mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice will instruct you as to how you may vote your shares. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. If you received a Notice by mail or electronic mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.

The Notice was mailed to our stockholders of record on the record date on or about April 14, 2009.

What information is contained in this proxy statement?

This proxy statement informs our stockholders when and where we will hold the Annual Meeting. Additionally, this proxy statement:

•	Includes information regarding the matters that will be discussed and voted on at the Annual Meeting, and

•	Provides information about the Company that our stockholders should consider in order to make an informed decision at the Annual Meeting.

What items of business will be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

•	Proposal 1: A proposal to elect directors to hold office for a one-year term or until their respective successors shall have been duly elected and qualified.

•	Proposal 2: A proposal to approve the Senior Executive Annual Incentive Plan for participants.

•	Proposal 3: A proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2009.

We also will consider any other business that properly comes before the Annual Meeting.

What shares can I vote at the Annual Meeting?

Our Board of Directors has fixed the close of business on April 3, 2009 as the record date for the Annual Meeting. Only holders of record of the outstanding shares of Class A common stock and Class B common stock at the close of business on the record date are entitled to vote at the Annual Meeting or any adjournments thereof.

A holder of shares of Class A common stock is entitled to one vote, in person or by proxy, for each share of Class A common stock standing in his or her name on our books on the record date on any matter properly presented to a vote of the stockholders at the Annual Meeting.

A holder of shares of Class B common stock is entitled to ten votes, in person or by proxy, for each share of Class B common stock standing in his name on our books on the record date on any matter properly presented to a vote of the stockholders at the Annual Meeting.

Our Chairman of the Board of Directors (“Chairman”), Darwin Deason, has agreed to limit the voting power of certain of his Class A and Class B shares. See the discussion of Mr. Deason’s voting rights under the section entitled “Certain Executive Arrangements — Mr. Deason’s Voting Agreement” below.

As of the close of business on the record date, we had outstanding 90,994,452 shares of Class A common stock, $0.01 par value per share, and 6,599,372 shares of Class B common stock, $0.01 par value per share.

What is the voting requirement to approve each of the proposals?

Proposal 1 (the proposal to elect directors) requires the affirmative vote of the holders of shares of Class A common stock and Class B common stock, voting together as a class, having a plurality of the voting power, in person or by proxy. Stockholders may not cumulate their votes in the election of directors. Abstentions and broker non-votes (shares held by brokers or nominees as to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners of such shares or persons entitled to vote on the matter), if any, will have no effect on the election of directors.

Each of Proposal 2 (the proposal to approve the Senior Executive Annual Incentive Plan for participants) and Proposal 3 (the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2009) require the affirmative vote of the holders of shares of Class A common stock and Class B common stock, voting together as a class, having a majority of the voting power eligible to vote and voting, either in person or by proxy, at the Annual Meeting. Abstentions will have the same effect as a vote against Proposal 2 and Proposal 3, and broker non-votes will have no effect on such proposals.

How many shares must be present or represented to conduct business at the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Class A common stock and Class B common stock entitled to vote at the Annual Meeting or any adjournment thereof is necessary to constitute a quorum to transact business. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

How do I vote?

Stockholders of record can vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

•	By Telephone — Stockholders of record located in the United States can vote by telephone by calling (800) 690-6903 and following the instructions on the Notice, or if you received a proxy card, by following the instructions on the proxy card;

•	By Internet — Stockholders of record can vote over the Internet at www.proxyvote.com by following the instructions on the Notice, or if you received a proxy card, by following the instructions on the proxy card; or

•	By Mail — Stockholders of record who received your proxy materials by mail can vote by mail by signing, dating and mailing the enclosed proxy card or voter instruction form.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day beginning on or about April 17, 2009 and will close at 11:59 p.m. (EDT) on May 27, 2009. Internet and telephone voting is convenient, saves on postage and mailing costs and is recorded immediately, minimizing risk that postal delays may cause votes to arrive late and therefore not be counted. Stockholders who attend the Annual Meeting may vote in person, and any previously submitted votes will be superseded by the vote cast at the Annual Meeting.

Stockholders who hold their shares in “street name” will need to obtain a voting instruction card from the institution that holds their shares and must follow the voting instructions given by that institution.

Shares represented by duly executed proxies in the accompanying form will be voted in accordance with the instructions indicated on such proxies or voter instruction forms, and, if no such instructions are indicated thereon, will be voted “FOR” the nominees for election of directors named below, the approval of the Senior Executive Annual Incentive Plan for participants and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2009. Abstentions and broker non-votes will have no effect on the election of directors. Abstentions will have the same effect as a vote against Proposal 2 and Proposal 3 and broker nonvotes will have no effect on such proposals.

What if I want to change my vote?

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the meeting. To do this, you must:

•	enter a new vote by telephone, over the Internet, or by signing and returning another proxy card at a later date;

•	provide written notice of the revocation to our Corporate Secretary or deliver another duly executed proxy or voter instruction form dated subsequent to the date thereof to the addressee named in the proxy or voter instruction form; or

•	attend the meeting and vote in person.

If your shares are held in “street name”, you must contact your broker or nominee to revoke and vote your proxy.

Who will pay for the cost of this solicitation?

The cost of preparing, assembling, printing and distributing this proxy statement and related materials and the cost of soliciting proxies related to the Annual Meeting will be borne by us. We will request banks and brokers to solicit their customers who are beneficial owners of shares of common stock listed of record in names of nominees, and will reimburse such banks and brokers for the reasonable out-of-pocket expenses for such solicitation.

Who will serve as inspector of elections?

A representative of Broadridge Financial Solutions, Inc. (formerly ADP Investor Communications Services), the independent inspector of elections appointed for the meeting, will separately tabulate affirmative and negative votes, and abstentions. Voting results will be announced at the meeting and will be posted shortly after the meeting on our website at www.acs-inc.com under the caption “Investor Relations.” Voting results will also be published in our Form 10-K for the fiscal year ended June 30, 2009. After the report is filed, you may obtain a copy by:

•	visiting our website at www.acs-inc.com;

•	contacting our Investor Relations department at 214-841-8281; or

•	viewing our Form 10-K for the fiscal year ended June 30, 2009 on the SEC’s website at www.sec.gov, when filed.

PROPOSALS

PROPOSAL 1:

ELECTION OF DIRECTORS

The Board of Directors consists of seven directors.  All directors must stand for election at the Annual Meeting and hold office for a one-year term, or until their respective successors are elected and qualified.

Shares represented by proxies or voter instruction forms duly executed and returned will be voted, unless otherwise specified, in favor of each of the nominees for the Board of Directors named below. You cannot vote for more than seven nominees. The nominees have indicated that they are able and willing to serve as directors. If any (or all) such persons should be unable to serve, the persons named in the proxy or voter instruction form will vote the shares covered thereby for such substitute nominee (or nominees) as the Board of Directors may select pursuant to the recommendation of the Nominating and Corporate Governance Committee of the Board. You may withhold authority to vote for all nominees or withhold authority to vote for any nominee by following the voting instructions provided.

Nominees for Election as Director

The following table lists the name and principal occupation of each nominee for director and the year in which each such person was first elected as a director.

		Served as
		Director
Name	Principal Occupation	Since

Darwin Deason	Chairman of the Board of Directors	1988
Lynn R. Blodgett	President and Chief Executive Officer	2005
Robert Druskin	Investor	2008
Kurt R. Krauss	Investor/Managing Member of Sachem Investments, LLC	2007
Ted B. Miller Jr.	Investor	2007
Paul E. Sullivan	Member, Frost Brown Todd, LLC	2008
Frank Varasano	Investor	2007

Business Experience of each Nominee

Set forth below is certain information, as of April 1, 2009, with respect to each of the nominees for the office of director.

Darwin Deason, age 68, has served as our Chairman of the Board of Directors since our formation in 1988. Mr. Deason also served as Chief Executive Officer from our formation until February 1999. Prior to our formation, Mr. Deason spent 20 years with MTech Corp., a data processing subsidiary of MCorp, a bank holding corporation based in Dallas, Texas, serving as MTech’s Chief Executive Officer and Chairman of the Board of Directors from 1978 until April 1988, and also serving on the boards of various subsidiaries of MTech and MCorp.

Lynn R. Blodgett, age 54, has served as President and Chief Executive Officer since November 2006 and has served as a director since September 2005. Mr. Blodgett previously served as Executive Vice President and Chief

Operating Officer from September 2005 to November 2006. Prior to that time he had served as Executive Vice President and Group President — Commercial Solutions since July 1999. From March 1990 until July 1999 Mr. Blodgett served as President of ACS Business Process Solutions, Inc. (formerly Unibase Technologies, Inc., an entity that we acquired in 1996).

Robert Druskin, age 61, has served as a director since March 2008. From December 2006 to December 2007, Mr. Druskin served as Chief Operating Officer of Citigroup and a member of its Office of the Chairman. He was also a member of the Citi Business Heads, Operating, and Management committees. From April 1996 to August 1997 he served as head of Asset Management and the Futures Division. In August 1997, he returned to the position of Chief Administrative Officer and in September 2000 he became Chief Operations and Technology Officer for Citigroup. From August 2002 through December 2003, he was the President and Chief Operating Officer of Citi Markets & Banking and from December 2003 to December 2006 served as Chief Executive Officer of that business. Prior to Citigroup, Mr. Druskin worked at Smith Barney, which he joined in 1991 as Chief Administrative Officer. Before joining Smith Barney, Mr. Druskin was the Chief Financial Officer of Shearson Lehman Brothers Inc. and Shearson Lehman Brothers Holdings Inc. and a member of its Executive Committee. Mr. Druskin is a member of the Board of Directors of E*Trade Financial Corporation. Mr. Druskin serves on the Rutgers Board of Trustees and the Board of Overseers for the Rutgers University Foundation. Additionally, he is on the Board of Directors of the United Negro College Fund. Mr. Druskin received his B.A. from Rutgers University.

Kurt R. Krauss, age 59, has served as a director since November 2007. From 1978 to 1992, Mr. Krauss was a partner with Booz Allen Hamilton. He also served on the firm’s Board of Directors. From 1992 to 1997, Mr. Krauss was Managing Partner of the Mead Point Group, a management consulting firm which he founded with offices in Greenwich, Connecticut, and London, England. From 1997 to 2000, he served as Chief Financial Officer of Burson-Marsteller, a leading global public relations and public affairs firm. Currently, Mr. Krauss is the Managing Member of Sachem Investments LLC, an investment company he founded in 2001. Mr. Krauss has served on the Boards of Directors of Zila, Inc., Loudeye Corporation and several not-for-profit organizations. Mr. Krauss received a Master of Science in Industrial Administration from Carnegie-Mellon University and a Bachelor of Arts in Mathematics from Heidelberg College.

Ted B. Miller Jr., age 57, has served as a director since November 2007. From 1996 to 2001, Mr. Miller was the Chief Executive Officer of Crown Castle International Corp., a wireless communications company he founded in 1995 which grew from start up to a multi-billion market capitalization. He was Chairman of the Crown Castle Board of Directors from 1999 to 2002. Prior to founding Crown Castle, Mr. Miller was involved in the commercial real estate development, management and brokerage business and various investments including the media business as an original licensee of Blockbuster Video. Mr. Miller is currently President of 4M Investments LLC, an international private investment company. He is currently the Chairman and majority shareholder of M7 Aerospace LP, an internationally diversified privately held aerospace service, manufacturing and technology company. He is also Chairman and majority shareholder of Intercomp Technologies LLC, a privately held payroll outsourcing company with operations in Europe. Mr. Miller received a Juris Doctor from Louisiana State University and a Bachelor of Business Administration from the University of Texas.

Paul E. Sullivan, age 65, has served as a director since February 2008. Mr. Sullivan is a member of the law firm of Frost Brown Todd, LLC in Lexington, Kentucky. He has practiced law for over 35 years and has a substantial legal practice in complex corporate transactions and commercial litigation within the banking, manufacturing and minerals extraction industries. From 1975 to 1981, Mr. Sullivan practiced in his own law firm in Lexington, Kentucky, which he merged with Brown Todd & Heyburn, predecessor to Frost Brown Todd, in 1981. Prior to that time, Mr. Sullivan served as General Counsel to the Kentucky Department of Banking and Securities and as General Counsel to the Department of Labor for the State of Kentucky. Mr. Sullivan serves on the Board of Directors for the Central Bank and Trust Company (the largest Kentucky based bank). In addition to serving as a director, Mr. Sullivan has served on the Bank’s audit, trust (chairman) and compensation committees. Mr. Sullivan also serves on the boards of Central Bancshares, Inc., the holding company for the Bank and Central Bank, FSB, an affiliate savings bank. Mr. Sullivan received both a Juris Doctor and a Bachelor of Arts from the University of Kentucky.

Frank Varasano, age 63, has served as a director since November 2007. From 1999 to 2001, Mr. Varasano served as Executive Vice President of Oracle Corporation. Prior to that, Mr. Varasano held several senior management positions during his 26-year tenure at Booz Allen Hamilton. As a Senior Vice President he led Booz Allen Hamilton’s largest practice (Engineering and Manufacturing), largest office (New York) and largest regional profit center (United States). He also served on the firm’s Board of Directors and Executive Committee. Currently, Mr. Varasano is Chief Executive Officer of a start-up company he founded. From 2005 to 2006, Mr. Varasano served as a director of Loudeye Corporation, serving on the Compensation Committee and the Special Committee that led the analysis and review of the sale of Loudeye to Nokia. Mr. Varasano holds a Masters in Business Administration from Harvard Business School and a Bachelor of Science degree from the United States Naval Academy. He also served as an officer aboard the USS Patrick Henry, a nuclear submarine.

Except as set forth above, none of the nominees holds a directorship in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of the Securities Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

Corporate Governance

Director Independence

Effective March 31, 2009, our Board of Directors amended our Director Independence Standards to be consistent with the independence standards set forth in Section 303A.02 of the New York Stock Exchange (“NYSE”) listing standards. The Board of Directors has made an affirmative determination that Messrs. Druskin, Krauss, Miller, Sullivan and Varasano are independent and have no material relationship with the Company. The Director Independence Standards can be located on our web site at www.acs-inc.com in the “Investor Relations” section under the “Governance Documents” caption.

Corporate Governance Guidelines

On August 21, 2008, our Board of Directors amended our Corporate Governance Guidelines. The Corporate Governance Guidelines, as amended, provide for, among other things:

•	submission of the auditors selected by our Audit Committee to stockholders for ratification annually;

•	formation of a Nominating and Corporate Governance Committee comprised solely of independent directors;

•	the implementation of stock ownership guidelines for both directors and executive officers;

•	a prohibition on stock option re-pricing;

•	formalization of the ability of independent directors and committees of the Board of Directors to retain outside advisors;

•	formation of a Compensation Committee comprised solely of independent directors;

•	performance of a periodic formal Board of Directors evaluation; and

•	limitation of four additional company boards on which a director may serve.

Our Corporate Governance Guidelines are available on our web site at www.acs-inc.com in the “Investor Relations” section under the “Governance Documents” caption. Our Corporate Governance Guidelines are also available free of charge to any stockholder upon written request to 2828 North Haskell Avenue, Dallas, Texas 75204, Attention: Tas Panos, Corporate Secretary.

Board of Directors Committees and Meetings

During fiscal year 2008, we had four standing committees of the Board of Directors, including the Audit Committee, the Compensation Committee, the Special Transaction Committee and the Nominating and Corporate Governance Committee. The charters for each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are available on our web site at www.acs-inc.com in the “Investor Relations” section under the “Committee Charting” caption.

Audit Committee

Until November 21, 2007 our Audit Committee consisted of three independent directors (Messrs. Frank A. Rossi (Chairman), Dennis McCuistion and Robert B. Holland, III). On November 21, 2007, Messrs. Rossi, McCuistion and Holland and the other independent directors resigned from the Board of Directors, and Messrs. Krauss, Miller, Varasano and Richard W. Spears were appointed to the Board of Directors. On November 25, 2007, the Board of Directors appointed Messrs. Krauss (Chairman), Miller and Spears to the Audit Committee. On January 5, 2008, Mr. Spears passed away. On February 23, 2008, Mr. Sullivan was appointed as a director and our Audit Committee was reconstituted to consist of Messrs. Krauss (Chairman), Miller and Sullivan. On March 19, 2008, Mr. Druskin was appointed as a director and our Audit Committee was reconstituted to consist of Messrs. Krauss (Chairman), Miller and Druskin. All of the aforementioned Audit Committee members are independent as defined in the NYSE listing standards. Upon consideration of the attributes of an audit committee financial expert as set forth in Section 407(d) of Regulation S-K promulgated by the SEC, the Board of Directors determined that Mr. Krauss (i) possessed those attributes, which were gained through his experience as summarized in Proposal 1 below and he was designated as the Audit Committee Financial Expert and (ii) is independent, as defined in the NYSE listing standards.

The Audit Committee of the Board of Directors is responsible for:

•	monitoring the integrity of our consolidated financial statements;

•	discussing with management and our independent registered public accounting firm our annual audited financial statements, quarterly financial statements and reported earnings prior to the release thereof to the public;

•	monitoring our auditing, accounting and financial reporting processes;

•	monitoring our system of internal controls and the independence and performance of our internal auditors; and

•	appointing and monitoring our independent registered public accounting firm.

The Audit Committee operates under a written charter that was amended on August 20, 2008, a copy of which is available on our web site at www.acs-inc.com in the “Investor Relations” section under the “Committee Charting” caption. Our Audit Committee Charter is also available free of charge to any stockholder upon written request to 2828 North Haskell Avenue, Dallas, Texas 75204, Attention: Tas Panos, Corporate Secretary.

Compensation Committee

Until November 21, 2007 the Compensation Committee consisted of three independent directors (Messrs. Kosberg (Chairman), O’Neill and Holland). On November 21, 2007, Messrs. Kosberg, O’Neill and Holland, along with the other independent directors, resigned from the Board of Directors, and Messrs. Krauss, Miller, Varasano and Spears were appointed to the Board of Directors. On November 25, 2007, the Board of Directors appointed Messrs. Miller (Chairman), Krauss and Varasano to the Compensation Committee. On March 19, 2008, the Compensation Committee was reconstituted to consist of Messrs. Miller (Chairman), Sullivan and Varasano. All of the aforementioned Compensation Committee members are independent as defined in the NYSE listing standards. The Compensation Committee is responsible for:

•	recommending to the Board of Directors policies and plans concerning the salaries, bonuses and other compensation of our executive officers (including reviewing the salaries of the executive officers and recommending bonuses and other forms of additional compensation for the executive officers);

•	compliance with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), with respect to the review of compensation to executive officers whose annual compensation exceeds $1 million so that such amounts may be deductible by us for federal income tax purposes; and

•	the grant of all awards under the stock option plans (other than those to independent directors).

A copy of the restated Compensation Committee Charter approved by the Board of Directors on February 3, 2004 is available on our web site at www.acs-inc.com in the “Investor Relations” section under the “Committee Charting” caption. Our Compensation Committee Charter is also available free of charge to any stockholder upon written request to 2828 North Haskell Avenue, Dallas, Texas 75204, Attention: Tas Panos, Corporate Secretary.

Nominating and Corporate Governance Committee

Until November 21, 2007 the Nominating and Corporate Governance Committee consisted of two independent directors (Messrs. McCuistion (Chairman) and O’Neill). On November 21, 2007, Messrs. McCuistion and O’Neill, along with the other independent directors, resigned from the Board of Directors, and Messrs. Krauss, Miller, Varasano and Spears were appointed to the Board of Directors. On November 25, 2007, the Board of Directors appointed Mr. Spears (Chairman) and Mr. Varasano to the Nominating and Corporate Governance Committee. On January 5, 2008, Mr. Spears passed away. On February 7, 2008, the Board of Directors reconstituted the Nominating and Corporate Governance Committee to consist of Messrs. Varasano (Chairman), Krauss and Miller. On February 23, 2008, Mr. Sullivan was appointed as a director and our Nominating and Corporate Governance Committee was reconstituted to consist of Mr. Sullivan (Chairman) and Mr. Varasano. On March 19, 2008, Mr. Druskin was appointed as a director and our Nominating and Corporate Governance Committee was reconstituted to consist of Messrs. Druskin (Chairman), Krauss and Varasano. All of the aforementioned Nominating and Corporate Governance Committee members are independent as defined in the NYSE listing standards. The Nominating and Corporate Governance Committee is responsible for considering, evaluating and recommending to the Board of Directors the slate of director nominees.

On August 21, 2008, our Board of Directors amended the Nominating and Corporate Governance Committee Charter, a copy of which is available on our web site at www.acs-inc.com in the “Investor Relations” section under the “Committee Charting” caption. Our Nominating and Corporate Governance Committee Charter is also available free of charge to any stockholder upon written request to 2828 North Haskell Avenue, Dallas, Texas 75204, Attention: Tas Panos, Corporate Secretary.

The Nominating and Corporate Governance Committee considered our current directors and other candidates to fill the slate of nominees for election to the Board of Directors. Based on an evaluation of the background, skills and areas of expertise represented by the various candidates against the qualifications for directors set forth in our Corporate Governance Guidelines and our current requirements, the Nominating and Corporate Governance Committee determined that our current directors possess the appropriate skill level, expertise and qualifications and recommended that Messrs. Deason, Blodgett, Druskin, Krauss, Miller, Sullivan and Varasano be re-elected to the Board of Directors.

The Nominating and Corporate Governance Committee’s responsibilities include the following:

•	Director Qualifications. The Nominating and Corporate Governance Committee establishes the qualifications for directors and reviews them annually with the Board of Directors. The Nominating and Corporate Governance Committee seeks director candidates with the ability to make a significant contribution to the Board of Directors and the stockholders based on their background, skill and expertise. To be recommended by the Nominating and Corporate Governance Committee, a director nominee should also possess the qualifications set forth in the Corporate Governance Guidelines, including integrity, wisdom, judgment, policy-making experience, complementary areas of expertise, and sufficient time to devote to applicable Board of Directors and committee activities.

•	Identification and Evaluation of Director Candidates. The Nominating and Corporate Governance Committee identifies, screens and recommends a qualified slate of nominees to the Board of Directors for election each fiscal year based on the qualifications set forth above and the need to fill vacancies or expand the size of the Board of Directors. The Nominating and Corporate Governance Committee generally identifies director nominees through the personal, business and organizational contacts of existing directors and management. However, the Nominating and Corporate Governance Committee may use a variety of sources to identify director nominees, including third-party search firms and stockholder recommendations. Candidates recommended by our stockholders are generally evaluated in the same manner as candidates from other sources. However, the Nominating and Corporate Governance Committee will seek additional information concerning the relationship between the stockholder and the stockholder candidate to assess whether such nominee has the ability to represent the interests of a broad range of stockholders.

•	Stockholder Recommendations of Director Nominees. Any of our stockholders entitled to vote for the election of directors may recommend for nomination one or more persons for election to our Board of Directors. Pursuant to Section 7 of our Corporate Governance Guidelines, to be considered by the Nominating and Corporate Governance Committee, recommended stockholder nominees for election to the Board of Directors must be received not more than 150 calendar days nor less than 120 calendar days prior to the date our proxy statement was released to stockholders for our previous annual meeting. For information regarding the deadline for submission of stockholder nominees for director in connection with our 2009 Annual Meeting of Stockholders, please see the section entitled “STOCKHOLDER PROPOSALS AND STOCKHOLDER RECOMMENDED NOMINEES FOR 2009 ANNUAL MEETING” below.

Recommendations for nominees should be submitted to the Nominating and Corporate Governance Committee by following our method for stockholders to communicate with our Board of Directors which is published on our web site at www.acs-inc.com in the “Investor Relations” section under the “Officers & Directors” caption. Written recommendations should be submitted to ACS Board of Directors, Affiliated Computer Services, Inc., c/o ACS Ethics Office, 2828 N. Haskell, Bldg 1, 9th Floor, Dallas, Texas 75204 or by e-mail to director@acs-inc.com. Recommendations must include (i) the nominee’s name, (ii) the nominee’s resume or curriculum vitae, (iii) a summary demonstrating how the nominee meets the qualifications set forth in Section 8 of our Corporate Governance Guidelines, and (iv) the submitting stockholder’s name, number of shares held and a description of any arrangement or understanding between such stockholder and the proposed nominee.

Special Transaction Committee

The Special Transaction Committee, which was formed in August 1997 and on which Mr. Deason serves, has the responsibility of considering, evaluating, and approving the terms of potential transactions resulting in the acquisition of assets, businesses, or stock of third parties for cash, our Class A common stock, or other consideration with a dollar value of up to $100,000,000. The Special Transaction Committee has delegated to the Chief Executive Officer the authority to consider, evaluate, and approve the terms of potential transactions resulting in the acquisition of assets, businesses, or stock of third parties for cash or other consideration with a dollar value of up to $50,000,000.

Fiscal Year 2008 Meetings

During the fiscal year ended June 30, 2008, there were fourteen (14) meetings or unanimous written consents of our full Board of Directors, including meetings in which certain members of management did not attend or recused themselves. During the fiscal year ended June 30, 2008, there were fourteen (14) meetings or unanimous written consents of the Audit Committee, twelve (12) meetings or unanimous written consents of the Compensation Committee, two (2) meetings held by the Nominating and Corporate Governance Committee and no (0) meetings held by the Special Transaction Committee. Each incumbent director attended at least 75% of the meetings of the Board of Directors and the Board of Directors committees of which they were members during their respective tenures.

Lead Independent Director

Mr. Varasano, as Lead Independent Director, presides over non-management director executive sessions. Mr. O’Neill served as Lead Independent Director through November 21, 2007.

Attendance at Annual Meeting

It is our policy that all nominees for election or re-election to our Board of Directors at an annual meeting attend the annual meeting. All of the nominees for election to the Board of Directors attended the 2007 Annual Meeting of Stockholders.

Stockholder and Interested Party Communications

Stockholders and other interested parties may communicate with any member of the Board of Directors, including in their capacities as members of committees of the Board of Directors, or in the alternative, with the non-management directors as a group, as indicated in the “Investor Relations” section under the “Officers and Directors” caption, by submitting an e-mail to director@acs-inc.com or by sending a written communication to: ACS Board of Directors, Affiliated Computer Services, Inc., c/o ACS Ethics Office, 2828 N. Haskell, Bldg 1, 9th Floor, Dallas, Texas 75204. Stockholders and other interested parties may also call toll free and leave a message for the Board of Directors, the presiding director or the non-management directors at (800) 443-1946.

Code of Conduct

We are dedicated to earning the trust of our clients and investors and our actions are guided by the principles of honesty, trustworthiness, integrity, dependability and respect. Our Board of Directors has adopted a Code of Ethical Business Conduct that applies to all employees and directors and a Code of Ethics for Senior Financial Officers that applies to designated financial and accounting officers, including the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. Both of these codes are posted on our web site at www.acs-inc.com in the “Investor Relations” section under the “Governance Documents” caption. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Ethics for Senior Financial Officers, if any, by posting such information on our web site at www.acs-inc.com in the “Investor Relations” section under the “Governance Documents” caption. Our Code of Ethical Business Conduct and our Code of Ethics for Senior Financial Officers are also available free of charge to any stockholder upon written request to 2828 North Haskell Avenue, Dallas, Texas 75204, Attention: Tas Panos, Corporate Secretary.

PROPOSAL 2:

APPROVAL OF SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN

Pursuant to a recommendation of the Compensation Committee (the “Committee”) of the Board of Directors, the Board adopted the ACS Senior Executive Annual Incentive Plan (the “Plan”), a copy of which is attached as Appendix A, subject to stockholder approval.

The purposes of the Plan are to specifically motivate the Company’s selected senior executive officers toward achievement of performance goals; to encourage teamwork; and to reward performance with cash bonuses that vary in relation to the achievement of the pre-established performance goals.

The Plan will be administered by the Committee, whose members qualify as “outside directors” as that term is defined under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Under the Plan, the Committee has the authority to select participants from employees holding the following titles: (i) Chairman of the Board of Directors; (ii) Chief Executive Officer; (iii) President; (iv) Executive Vice President; or (iii) any other employee. There currently are twelve executive officers who have been selected as participants. The Committee also has the authority to determine the financial and other performance criteria (“Performance Goals”), and other terms and conditions, applicable to each participant’s bonus under the Plan (“Award”) which the participant may receive for services during the Measurement Period (as defined below). The Measurement Period is one fiscal year, unless otherwise established by the Committee at the time the Performance Goals are established. With respect to each participant, the Committee will establish ranges of Performance Goals which correspond to various levels of Award amounts (“Award Opportunities”) for the Measurement Period. Once established, Performance Goals and Award Opportunities will be adjusted only to mitigate the unbudgeted impact of unusual or nonrecurring gains and losses, accounting changes, or other extraordinary events not foreseen at the time of the establishment of such Performance Goals and Award Opportunities.

The Performance Goals may be based on any one or more of the following measures (or the relative or absolute change, improvement or growth in any such measure) as reported in the Company’s publicly reported financial filings or as any such measure is to be adjusted as determined by the Committee at the time the Performance Goals are set for the Company or a business unit (either in total or on a per share basis): earnings, earnings before one or more of the following: depreciation, amortization, interest or taxes (EBIT, EBITA or EBITDA as defined by the Committee), return on equity, return on assets, return on invested capital, gross sales, net sales, cash flow, discounted cash flow, cumulative cash flow, adjusted cash flow (such as earnings, as described above, plus or minus, as applicable, one or more of the following: non-operating expenses (including intercompany interest), non-operating profit, equity compensation expense per SFAS 123(R), unusual items such as gain or loss on divestitures, capital expenditures, additions to intangible assets, changes in accounts receivable, unearned revenue and the cash flow of any acquisitions made during the Measurement Period), operating profits, pre-tax profits, post-tax profits, consolidated net income, economic value added, costs, financial ratings, regulatory compliance, achievement of balance sheet or income statement objectives, market share and total return to stockholders (including both the market value of the Company’s stock and dividends thereon), and the extent to which strategic, financial and business goals are met. Awards will be based on the achievement of such Performance Goals. The Committee has the authority to review and certify the achievement of the Performance Goals; interpret the Plan; and establish, amend, or rescind guidelines, rules, and regulations for the Plan’s administration. Negative discretion may be used by the Committee to reduce an Award.

Pursuant to the Plan, participants will be eligible to receive up to a certain percentage of their base salaries based upon the achievement of the Performance Goal financial criteria selected for the Company’s results on a consolidated basis and the achievement of the Performance Goal financial criteria selected for the Company’s business unit results.

Calculations of Performance Goals and Award Opportunities will exclude (i) extraordinary items, as reported in the Company’s annual audited financial statements; and (ii) any unusual or infrequent gains, losses, income or expense reported by the Company in its public filings with respect to the Measurement Period including, without limitation: (a) expenses for severance, non-recurring retention bonuses or other charges related to the departure or the restructuring of compensation of any of the Company’s top executive officers; (b) charges related to material internal Company investigations or regulatory inquiries, such as stock option investigations conducted by the Company and in response to the SEC inquiry, including related settlements and payments; (c) material benefits or charges related to the resolution of prior year events; (d) significant asset impairments; (e) large loss contracts; (f) unusual gains or losses due to the divestiture of a material portion of the Company’s business that required Board of Directors’ approval; (g) a proportionate amount of ordinary income and gains of a divested business unit, segment or subsidiary from base year amounts of financial metrics in which a growth goal is the performance target, equal to the portion of the year that the divested business was not included in the Measurement Period; (h) charges incurred due to actions taken by Board of Directors’ decisions such as Company recapitalization and/or reorganization events; (i) the gain, loss, income or expense resulting from material changes in accounting principles that become effective during the Measurement Period to the extent not included in the operating budget for the Measurement Period; and (j) gains or losses from all or certain claims and/or litigation and all or certain insurance recoveries related to claims and/or litigation.

The total of all Awards payable to all participants for any Measurement Period will not under any circumstances exceed five percent of the net income of the Company (as defined in the Plan, the “Maximum Bonus Awards Pool”), for such period. The maximum Award for any participant may not exceed 250% of the participant’s base salary at the end of the Measurement Period. No participant can receive an Award for any Measurement Period greater than $5,000,000. In the event that the total of all Awards payable to participants should exceed the Maximum Bonus Awards Pool, the Award of each participant will be proportionately reduced such that the total of all such Awards paid is equal to the Maximum Bonus Awards Pool.

In general, participants must remain employed by the Company through the payment date to be eligible to receive an Award payment. However, if a participant dies, becomes permanently disabled or inactive during the Measurement Period, that participant’s Award will be calculated based on the actual full-year performance results but pro-rated for the number of full calendar months he or she was an active employee during the Measurement Period.

The Plan, if approved by stockholders, will be effective retroactive to July 1, 2008, and will terminate on June 30, 2013, unless earlier terminated. The Board and the Committee may generally amend or terminate the Plan at any time, although no amendment or termination may impair the rights of a participant under an outstanding award without that participant’s consent. No amendment may be made without stockholder approval to the extent necessary to comply with Section 162(m).

The Awards payable under the Plan for services to be rendered in fiscal year 2009 are not determinable. Assuming that the Plan had been in effect in fiscal year 2008 and that the payments earned under the fiscal year 2008 performance-based incentive compensation plan (the “FY08 Plan”) would have been the same as those earned under the Plan, the Awards that would have been paid to the persons listed in the Summary Compensation Table and all current executive officers as a group for fiscal year 2008 are set forth below.

Fiscal Year 2008
Name and Position	Bonus

Darwin Deason Chairman of the Board	$1,117,656
Lynn Blodgett President and Chief Executive Officer	$725,627
Tom Burlin Executive Vice President and Chief Operating Officer	$362,813
Kevin Kyser Executive Vice President and Chief Financial Officer	$239,457
John Rexford Executive Vice President, Corporate Development	$362,813
Tom Blodgett Executive Vice President and Group President — Business Process Solutions	$322,218
All Current Executive Officers as a group (12 persons)	$4,194,938

The maximum Awards payable to participants for fiscal year 2009 (assuming their base salaries do not change) are set forth below. If the required stockholder approval is not obtained, the Committee will consider alternative incentive compensation arrangements which may or may not qualify under Section 162(m) as performance-based compensation.

	Maximum Incentive
	Compensation as
	Percentage of	Maximum Incentive
Name and Position	Base Salary	Compensation

Darwin Deason Chairman of the Board	250%	$2,543,593
Lynn Blodgett President and Chief Executive Officer	200%	$1,700,000
Tom Burlin Executive Vice President and Chief Operating Officer	150%	$900,000
Kevin Kyser Executive Vice President and Chief Financial Officer	150%	$645,000
John Rexford Executive Vice President, Corporate Development	150%	$772,500
Tom Blodgett Executive Vice President and Group President — Business Process Solutions	150%	$697,500
All Eligible Current Executive Officers as a group (12 persons)	—	$10,493,593

The affirmative vote of the holders of our Class A common stock and Class B common stock, voting together as a single class, having a majority of the voting power eligible to vote and voting either in person or by proxy, at the Annual Meeting will be required to approve the Senior Executive Annual Incentive Plan for participants.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN.

PROPOSAL 3:

RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2009

PricewaterhouseCoopers LLP has been selected by the Audit Committee as our independent registered public accounting firm for fiscal year 2009, subject to ratification by the stockholders. PricewaterhouseCoopers LLP was also our independent registered public accounting firm for fiscal year 2008. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. That representative will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

We are asking our stockholders to ratify the appointment of PricewaterhouseCoopers LLP as our registered independent public accounting firm as a matter of good corporate governance even though ratification is not required by our Bylaws. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2009. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during fiscal year 2009 if it is determined that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of shares of our Class A common stock and Class B common stock, voting together as a class, having a majority of the voting power eligible to vote and voting either in person or by proxy, at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP.

Independent Registered Public Accounting Firm’s Fees

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories, were as follows (in thousands):

	2008	2007

Audit Fees	$4,484	$5,142
Audit-Related Fees	147	136
Tax Fees	55	93
All Other Fees	52	53

Total Fees	$4,738	$5,424

Audit Fees include fees for assistance with and review of documents filed with the SEC, including our annual and interim financial statements and required consents. Audit Fees also include fees (i) for the audit of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and (ii) related to our internal investigation into our stock option grant practices. Audit-Related Fees include fees for accounting consulting services and matters related to mergers, acquisitions and divestitures. Tax Fees include fees for tax consulting and tax compliance and preparation work. All Other Fees include fees for research tools.

All audit and non-audit services provided to us by our independent registered public accounting firm are required to be pre-approved by the Audit Committee in accordance with the policies and procedures set forth in our current Audit Committee Charter. The Audit Committee or the Chairman of the Audit Committee has approved all of our independent registered public accounting firm’s engagements and fiscal year 2008 and 2007 fees presented above pursuant to its pre-approval policy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2009.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 16, 2009, certain information with respect to the shares of Class A common stock and Class B common stock beneficially owned by (i) stockholders known to us to own more than 5% of the outstanding shares of such classes, (ii) each of our directors and Named Executive Officers, and (iii) all of our executive officers and directors as a group.

			Amount
	Amount and	Percent of	and Nature	Percent of
	Nature of	Total Shares	of	Total Shares	Percent of Total
	Beneficial	of Class A	Beneficial	of Class B	Shares of Class A
	Ownership of	Common	Ownership	Common	and Class B	Percent of
	Class A	Stock	of Class B	Stock	Common Stock	Total Voting
	Common	Owned	Common	Owned	Owned	Power Owned
Name	Stock	Beneficially	Stock	Beneficially	Beneficially	Beneficially(1)

BENEFICIAL OWNERS OF MORE THAN 5% OF OUR COMMON STOCK
FMR Corp.(2)	9,085,164	9.98%	*	*	9.31%	5.79%
82 Devonshire Street Boston, MA 02109
SECURITY OWNERSHIP OF MANAGEMENT
Darwin Deason(3)	2,740,364	2.99%	6,599,372	100%	9.51%	43.62%
Lynn Blodgett(4)	567,300	*	*	*	*	*
John Rexford(5)	220,529	*	*	*	*	*
Tom Burlin(6)	141,100	*	*	*	*	*
Kevin Kyser(7)	73,002	*	*	*	*	*
Tom Blodgett(8)	162,421	*	*	*	*	*
Robert Druskin(9)	22,667	*	*	*	*	*
Kurt R. Krauss(10)	19,167	*	*	*	*	*
Ted B. Miller Jr(11)	26,667	*	*	*	*	*
Frank Varasano(12)	21,067	*	*	*	*	*
Paul E. Sullivan(13)	21,167	*	*	*	*	*
All Current Executive Officers and Directors as a Group (18 persons)(14)	4,193,535	4.51%	6,599,372	100%	10.84%	44.14%

*	Less than 1%

(1)	In calculating the percent of total voting power, the voting power of shares of Class A common stock (one vote per share) and Class B common stock (ten votes per share) are aggregated. As of April 3, 2009, there were 90,994,452 shares of Class A common stock and 6,599,372 shares of Class B common stock issued and outstanding.

(2)	Based on filings by the stockholder with the Securities and Exchange Commission dated February 16, 2009. Such stockholder has indicated that it has sole voting power with respect to 832,612 shares and no voting power with respect to the remaining shares and sole investment power with respect to 9,085,164 shares.

(3)	The shares of our Class A common stock noted in the table include 600,000 shares of Class A common stock which are not outstanding but are subject to options exercisable within sixty days of March 16, 2009; and 7,470 shares owned by Mr. Deason through the ACS Employee Stock Purchase Plan. See discussion of Mr. Deason’s voting rights in the section entitled “Certain Executive Arrangements — Mr. Deason’s Voting Agreement” below. Mr. Deason has also pledged, as of March 16, 2009, 2,132,884 of his Class A shares to four financial institutions.

(4)	Includes 563,800 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of March 16, 2009.

(5)	Includes 215,000 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of March 16, 2009; 2,108 shares of Class A common stock owned through the ACS 401(k) Plan; 921 shares of Class A common stock owned through the ACS Employee Stock Purchase Plan; and 2,500 shares of Class A common stock owned through an individual retirement account.

(6)	Includes 140,000 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of March 16, 2009.

(7)	Includes 71,500 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of March 16, 2009; 1,002 shares of Class A common stock owned through the ACS 401(k) Plan; and 200 shares of Class A common stock owned through an individual retirement account.

(8)	Includes 160,800 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of March 16, 2009; 320 shares of Class A common stock owned through the ACS 401(k) Plan; and 1,301 shares of Class A common stock owned through the ACS Employee Stock Purchase Plan.

(9)	Includes 16,667 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of March 16, 2009.

(10)	Includes 16,667 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of March 16, 2009 and 2,500 shares of Class A common stock owned through an individual retirement account.

(11)	Includes 16,667 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of March 16, 2009.

(12)	Includes 16,667 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of March 16, 2009 and 2,200 shares of Class A common stock owned through an individual retirement account.

(13)	Includes 16,667 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of March 16, 2009.

(14)	Includes 2,009,435 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of March 16, 2009; 3,731 shares of Class A common stock owned through the ACS 401(k) plan; 11,475 shares of Class A common stock owned through the ACS Employee Stock Purchase Plan and 7,400 shares of Class A common stock owned through individual retirement accounts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than 10% of our outstanding common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock held by such persons within a specified period of time. These persons are also required to furnish us with copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us and without further inquiry, all required forms for fiscal year 2008 were filed on time except as indicated in this paragraph. The Company filed Forms 3 on April 24, 2008 for Derrell James and Michael Huerta related to their appointment as executive officers. The Company also filed Forms 4 for Derrell James and Michael Huerta on July 9, 2008 for the grant of 50,000 options each on May 22, 2008, filed a Form 4 for Darwin Deason on June 16, 2008 related to his transfer of 20,000 shares on November 21, 2007 and his reacquisition of those shares on May 14, 2008 and filed a Form 4 for Paul Sullivan on February 29, 2008 for the grant of 50,000 options on February 23, 2008.

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

Other than Messrs. Deason and Blodgett, who are standing for election to the Board of Directors and whose business experience is summarized in this proxy statement under Proposal 1 above, the following is a summary, as of April 1, 2009, of the business experience of our executive officers:

David Amoriell, age 52, has served as Executive Vice President and Group President — Transportation Solutions since March 2009. Prior to his joining the Company, Mr. Amoriell served in various management positions with International Business Machines, including General Manager for IBM’s Federal sector portfolio and Vice President for the Federal Homeland Security, Environment, Transport and Intelligence programs within the IBM Global Services Public Sector.

Tom Blodgett, age 55, has served as Executive Vice President and Group President — Business Process Solutions since May 2007. Prior to that time, Mr. Blodgett served as President and Managing Director of our Business Process Solutions Group from July 1998 to May 2007 and as Vice President of Operations in Sandy, Utah from 1992 to July 1998. Mr. Blodgett was previously with the sales and marketing team of Siemens Nixdorf Information Systems.

Tom Burlin, age 51, has served as Executive Vice President and Chief Operating Officer since May 2007. Prior to that date, Mr. Burlin served as Executive Vice President and Chief Operating Officer — Government Solutions Group from December 2006 to May 2007, and as Executive Vice President and Group President — Government Solutions from June 2005 to December 2006. From July 1979 to May 2005, Mr. Burlin was employed by International Business Machines Corporation, most recently as their General Manager and Partner — U.S. Federal and Global Government.

Joseph Doherty, age 48, has served as Executive Vice President and Group President since July 2008. From March 1998 until July 2008, Mr. Doherty served as President, Americas Outsourcing, for Computer Sciences Corporation, a global consulting, systems integration and outsourcing company. Prior to joining Computer Services Corporation, Mr. Doherty had a 20-year career with the U.S. Navy.

Derrell James, age 47, has served as Executive Vice President and Group President — IT Outsourcing Solutions since April 2008. From October 2006 to April 2008, Mr. James served in various managing capacities within our organization. Prior to October 2006, he served in various management positions at EMC Corporation, including serving as Senior Vice President of Technology Solutions. Prior to EMC Corporation, he was at Perot Systems, where he served as Vice President of the Global Infrastructure Services Division.

Kevin Kyser, age 41, has served as Executive Vice President and Chief Financial Officer since September 2007. Prior to that time Mr. Kyser served as Executive Vice President, Finance and Accounting from March 2007 to September 2007, Senior Vice President, Chief Financial Officer — Commercial Solutions Group from April 2006 to March 2007, Senior Vice President, Investor Relations from September 2001 to April 2006 and as Vice President, Corporate Controller from April 1997 to September 2001. In addition to six years of experience in the oilfield services industry, Mr. Kyser served for approximately three years on the audit staff of KPMG LLP.

Tas Panos, age 53, has served as Executive Vice President, Corporate Secretary and General Counsel since January 2008. From May 2002 until January 2008, Mr. Panos served in various managing capacities within our legal department, most recently as Senior Vice President and Group Counsel. From June 1985 to May 2002, Mr. Panos was in private law practice.

John H. Rexford, age 52, has served as Executive Vice President, Corporate Development since March, 2001. Mr. Rexford served as a director from November 2006 to November 2007. From November 2006 to September 2007 he also served as Executive Vice President and Chief Financial Officer. Prior to March 2001, Mr. Rexford served as a Senior Vice President in our mergers and acquisitions area beginning November 1996. For the period from November 1986 until November 1996, Mr. Rexford served in various capacities with Citicorp North America, Inc.

Ann Vezina, age 46, has served as Executive Vice President and Group President — Commercial Solutions Group since May 2007. Prior to that date, Ms. Vezina served as Executive Vice President and Chief Operating Officer — Commercial Solutions Group from December 2006 to May 2007, as Executive Vice President and Group President — Commercial Solutions from March 2006 to December 2006, and as Managing Director, Business Process Solutions from May 2003 to March 2006. From July 1985 until May 2003, Ms. Vezina served in various capacities with Electronic Data Systems and was a Client Sales Manager at the time she departed EDS in May 2003.

Lora J. Villarreal, Ph.D., age 65, has served as Executive Vice President and Chief People Officer since May 2007. Prior to that date, Ms. Villarreal served as Senior Vice President and Chief People Officer from May 1998 to May 2007. Ms. Villarreal has served in several capacities in her more than 20 years of experience in human resources, including as Vice President at Transamerica Real Estate Information Companies and First Data Resources, Inc.

Laura Rossi, age 45, has served as Senior Vice President and Chief Accounting Officer since February 2008. From October 2001 through February 2008, she served as Corporate Controller for the Company. Prior to joining the Company in November 2000, Ms. Rossi held various positions with Bristol Hotels & Resorts and Southmark Corporation.

DIRECTOR COMPENSATION

Director’s Compensation

The following table shows compensation information for our current non-employee directors for fiscal year 2008.

					Change in
					Pension
					Value and
				Non-Equity	Non-qualified
	Fees Earned	Stock	Option	Incentive Plan	Deferred	All Other
	or Paid in	Awards	Awards	Compensation	Compensation	Compensation
Name	Cash ($)(1)	($)	($)(2)(3)	($)	Earnings ($)	($)	Total ($)

Robert Druskin	$19,500	—	$43,080	—	—	—	$62,580
Kurt R. Krauss	93,000	—	90,502	—	—	—	183,502
Ted B. Miller Jr.	85,500	—	90,502	—	—	—	176,002
Frank Varasano	91,500	—	90,502	—	—	—	182,002
Paul E. Sullivan	59,250	—	60,368	—	—	—	119,618

(1)	This column reports the amount of cash compensation paid in fiscal year 2008 for Board of Directors and Committee service. This column includes fees paid to our non-employee directors for attending Board of Directors and Committee meetings (in person or telephonically), service as Lead Independent Director, service as chair of one of the Committees of the Board of Directors, annual retainer, and participation in the Special Committee.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of stock options previously granted to the directors. The fair value was estimated using the Black-Scholes option-pricing model in accordance with SFAS 123(R). For a discussion of valuation assumptions used in the SFAS 123(R) calculations, see Note 2 to the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended June 30, 2008.

(3)	The following directors had the following outstanding option awards at the end of fiscal year 2008:

	Option	Number of Option	Grant Date Fair
Director	Grant Date	Shares Granted(a)	Value ($)

Robert Druskin	3/19/08	50,000	$456,871
Kurt R. Krauss	12/7/07	50,000	479,903
Ted B. Miller Jr.	12/7/07	50,000	479,903
Frank Varasano	12/7/07	50,000	479,903
Paul E. Sullivan	2/23/08	50,000	515,419

(a)	33 1/3% of such options vest and become exercisable on the first, second and third anniversary date of each grant, unless a “change in control” (as defined in the applicable plan) occurs and makes the options fully exercisable.

Our compensation program for non-employee directors is designed to attract and retain qualified directors by offering compensation that is competitive with other companies and recognizes the time, expertise and accountability required by Board of Directors service. The Board of Directors must approve any changes to the director compensation program. Directors who are employees of ACS receive no compensation for their services as a director.

In fiscal year 2008, our non-employee directors were eligible to receive the following compensation for their services:

Fiscal Year 2008	Compensation

• Independent Director Annual Retainer	$45,000
• Lead Independent Director Annual Retainer	$25,000
• Audit Committee Chair Annual Retainer	$15,000
• Nominating and Corporate Governance Committee Chair Annual Retainer	$5,000
• Compensation Committee Chair Annual Retainer	$5,000
• Board Meeting (in person)	$2,000
• Board Meeting (telephonic)	$1,000
• Audit Committee Meeting (in person)	$2,000
• Audit Committee Meeting (telephonic)	$1,000
• Special Committee Meetings (chair)	$15,000/month
• Special Committee Meetings	$10,000/month
• Annual Stock Option Grant	7,500 shares
• Initial Stock Option Grant	40,000 shares(a	)

(a)	Effective December 7, 2007 the initial stock option grant to newly appointed directors was increased to 50,000 shares of our Class A common stock.

Pursuant to our Executive Benefit Plan, directors are also eligible for reimbursement up to $1,000 annually for any physical examination for the director performed by a designated physician or other licensed physician of their choice.

Stock Ownership Guidelines

For information regarding the Company’s guidelines for stock ownership by its directors and executive officers, see the section entitled “Stock Ownership Guidelines” below.

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

Our general compensation philosophy is that total compensation should vary based on our achievement of defined financial and non-financial goals and objectives, both individual and corporate. The Company’s compensation structure centers around a “pay for performance” philosophy. Base salaries for our managers are generally maintained at a level below the market median, but managers have the opportunity to receive bonuses if their individual performance and the performance of their business unit meet certain goals, which if full bonuses are earned, results in their total compensation exceeding the market median. This philosophy applies more generally to all of our officers and senior management personnel, with the level of variability and the proportionate amount of bonus compensation increasing as the employee’s level of responsibility increases. Each executive officer’s bonus is based on the Company’s achievement of defined financial goals and objectives, based only on consolidated corporate results, but subject to applicable business unit minimum profit growth. Our named executive officers for fiscal year 2008 (the “named executive officers”) were Darwin Deason, Chairman of the Board of Directors; Lynn Blodgett, President and Chief Executive Officer; Tom Burlin, Executive Vice President and Chief Operating Officer; John Rexford, Executive Vice President, Corporate Development (and our Executive Vice President and Chief Financial Officer from November 2006 to September 2007), Kevin Kyser, Executive Vice President and Chief Financial Officer (from September 2007) and Tom Blodgett, Executive Vice President and Group President — Business Process Solutions.

Our executive compensation program is overseen and administered by the Compensation Committee, which is comprised entirely of independent directors as determined in accordance with various NYSE, SEC and Internal

Revenue Code rules. The Compensation Committee has reviewed current compensation practices and identified the following key strategic compensation design objectives:

•	to attract and retain qualified, motivated executives;

•	to closely align the financial interests of our executives with both the short and long-term interests of our stockholders;

•	to promote fair treatment of all employees; and

•	to encourage equity ownership by our executives.

Comparative Review

Our executive compensation program is intended to provide our named executive officers with overall levels of compensation that are competitive within the business process and information technology outsourcing industry, as well as within a broader spectrum of companies of similar size and complexity. In fiscal year 2008, our President and Chief Executive Officer, Lynn Blodgett reviewed compensation and bonus information for the Company’s executive officers other than himself and submitted compensation recommendations to Mr. Deason and the Compensation Committee. In addition, please refer to the discussion in the section entitled “Certain Executive Arrangements” below.

In setting executive compensation for fiscal year 2008, the Compensation Committee relied on information provided by Mercer Human Resource Consulting with respect to the compensation of the chief executive officers, chief operating officers and chief financial officers of our outsourcing peers, who were selected without regard to revenue or market capitalization. The companies included in the outsourcing peer group were Accenture Ltd.; Automatic Data Processing, Inc.; Computer Sciences Corporation; Convergys Corporation; DST Systems Inc.; Electronic Data Systems Corporation; Fiserv, Inc.; First Data Corporation; Hewitt Associates, Inc.; Perot Systems Corporation; Sabre Holdings Corporation; and Unisys Corporation. The peer group comparison was also used by Mr. Deason to make recommendations to the Compensation Committee for fiscal year 2008 executive compensation. The Compensation Committee used the comparative peer group information in considering and approving the recommendation of Mr. Deason.

Based on the information provided by Mercer Human Resource Consulting, the compensation paid to our Chief Executive Officer, Mr. Blodgett, and our Chief Operating Officer, Mr. Burlin, in fiscal year 2008 was between the median and 75th percentile for companies in our outsourcing peer group. The compensation paid in fiscal year 2007 to our Chief Financial Officer, who at the time of the study was Mr. Rexford, was above the top 75th percentile for companies in our outsourcing peer group. Mr. Rexford’s compensation was greater than that of most of the other chief financial officers because a portion of his compensation was attributable to commission based payments related to mergers and acquisitions activity in connection with his ongoing role in our corporate development efforts.

Elements of Compensation

There are six major elements that comprise our compensation program for certain of our executive officers, including our named executive officers: (i) base salary; (ii) annual incentive opportunities, such as bonuses; (iii) long-term incentives — our stock incentive plans; (iv) generally available benefit programs; (v) executive perquisites; and (vi) change of control agreements. ACS has selected these elements because each is considered useful and necessary to meet one or more of the principal objectives of our compensation policy. For example, base salaries and bonus target percentages are set with the goal of attracting employees and adequately compensating and rewarding employees on a day-to-day basis for the time spent and the services they perform, while our equity programs are geared toward providing an incentive and reward for the achievement of long-term business objectives and retaining key talent. The Compensation Committee believes that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation program.

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to certain executives of public companies with the exception of certain “performance-based” compensation.

Our goal is to structure as many components of our executive officers’ compensation as possible to qualify as “performance-based” to the extent doing so is in the best interests of the Company and our stockholders. However, certain forms and amounts of compensation may exceed the $1 million deduction limitation from year to year. Based on the rapidly changing nature of the industry, as well as the continued competitive market for outstanding leadership talent, the Compensation Committee believes it is appropriate and competitive to provide adequate compensation, even though it may not be fully tax-deductible.

The Compensation Committee reviews our compensation program on an annual basis, including each of the above elements. Retirement benefits for Mr. Deason are reviewed from time to time to ensure that benefit levels remain competitive but are not included in the annual determination of his compensation package. In setting compensation levels for a particular executive, the Compensation Committee takes into consideration the proposed compensation package as a whole and each element individually, as well as our stock ownership guidelines and the executive’s past and expected future contributions to our business.

• Base Salaries

Each executive officer’s base salary is reviewed at least annually and is subject to adjustment on the basis of individual, corporate and, in some instances, business unit performance. The Compensation Committee considers competitive, inflationary and market survey considerations, as well as salaries for comparable positions. As discussed in the section entitled “Comparative Review” above, we utilized a report prepared by Mercer Human Resource Consulting in determining base salaries for selected executive officers for fiscal years 2008 and 2009. Other factors in determining any adjustment of base salary include consideration of relative levels of responsibility, amount of business experience and future potential. Our Chief Executive Officer also provides a recommendation regarding the compensation for executive officers other than himself. In addition, please refer to the discussion in the section entitled “Certain Executive Arrangements” below.

At a meeting of our Compensation Committee in August 2008, the salaries for our current named executive officers for fiscal year 2009 were approved. Mr. Deason’s base salary under his employment agreement increased from $924,158 to $1,017,437, Mr. Lynn Blodgett’s base salary increased from $750,000 to $850,000, Mr. Burlin’s base salary increased from $500,000 to $600,000, Mr. Rexford’s base salary increased from $500,000 to $515,000, Mr. Kyser’s base salary increased from $330,000 to $430,000 and Mr. Tom Blodgett’s base salary increased from $425,000 to $465,000. Based on information provided by Mercer Human Resource Consulting, the fiscal year 2009 base salaries paid to our Chief Executive Officer, Mr. Lynn Blodgett, our Chief Operating Officer, Mr. Burlin, and our Chief Financial Officer, Mr. Kyser, were below the median for these positions for companies in our outsourcing peer group and consistent with the Company’s compensation philosophy for base salaries.

• Incentive Bonus

Fiscal Year 2008 Bonus Plan

Approximately seven hundred (700) of our officers and other senior management personnel were participants in our FY08 Bonus Plan at the end of that fiscal year, including all of our named executive officers and certain other officers who were not named executive officers. Certain additional employees received discretionary bonus payments from the FY08 Bonus Plan.

Performance goals were established for groups as follows:

Consolidated ACS	The Consolidated ACS performance goals are established to ensure that certain consolidated corporate criteria are met before bonuses are paid. The percentage of achievement against the performance goals is multiplied by the percentage of achievement of the ACS Corporate or Business Unit performance goals, as applicable.
ACS Corporate	The bonus of each of the executive officers is determined based on the achievement of performance goals in this group.
Business Unit	The business unit calculation is determined by the achievement of performance goals for each business segment — Commercial Solutions and Government Solutions.

The performance goals established for each group are equally weighted in determining the achievement of performance goals. The performance goals for the FY08 Bonus Plan were: revenue growth; growth in earnings before interest and taxes; and a cash flow metric (determined as earnings before interest, taxes, depreciation and amortization, plus non-operating (income) expense (excluding intercompany interest), plus equity compensation expense per SFAS 123(R), less such unusual items such as gain or loss on divestiture, plus/minus capital expenditures and additions to intangible assets (per the cash flow statement), plus/minus changes in accounts receivables and unearned revenue (per the cash flow statement)). ACS Corporate includes all of the above performance goals in addition to growth in consolidated earnings per share. Our named executive officers had no individual bonus goals and are evaluated under the ACS Corporate performance goals, subject to applicable business unit minimum profit growth.

No bonuses would have been payable if the Company’s growth in consolidated earnings before interest and taxes was less than 4% and no bonuses would have been payable to business unit participants in the FY08 Bonus Plan if that particular business unit’s growth in earnings before interest and taxes was less than 5%. The FY08 Bonus Plan performance goals were approved by the Compensation Committee.

For executive officers, the FY08 Bonus Plan required the exclusion of items that it determined were unusual or one time events that were not indicative of the performance of the named executive officers for the year from the calculation of the financial metrics used to determine bonus achievement. Adjustments made to financial metrics in one fiscal year are carried forward to the next fiscal year to determine bonus achievement for that next fiscal year. Most metrics are based on growth from the prior year results. Since the FY08 Bonus Plan allows, and in some cases requires, adjustments to actual results to determine the current year bonus achievement, we subsequently make these same adjustments when setting the baseline used for the subsequent year growth metrics.

In fiscal year 2008, the operating income was adjusted to exclude certain unusual items, principally certain legal costs related to the ongoing stock option investigations and potential sale of the Company and the shareholder derivative lawsuits and the divestiture-related gains on sale.

We have not disclosed target levels with respect to specific quantitative or qualitative performance-related factors considered by the Compensation Committee because disclosure of the specific performance goals would give our competitors information that could be leveraged for competitive advantage which would result in competitive harm to the Company. The maximum bonus that any executive officer received for the fiscal year 2008 under the FY08 Bonus Plan was $1,117,656. The Compensation Committee certified the achievement of the performance goals before the bonuses were paid. We believe that the target levels of performance are generally difficult to achieve and the likelihood of attaining the goals is not assured. For instance, in fiscal year 2008, executive officers earned from 0% to approximately 50% of the maximum bonus under the FY08 Bonus Plan.

In August 2008, the Committee and Board of Directors established a Senior Executive Annual Incentive Plan, which is being presented to stockholders for their approval as Proposal 2 in this proxy statement, as well as a Fiscal Year 2009 Management Bonus Plan. We intend for the two plans to, in general, have similar ACS Corporate performance goals.

• Long Term Incentives — Our Stock Incentive Plans

We provide long-term incentive compensation through awards of stock options that generally vest over multiple years. Our equity compensation program is intended to align the interests of the participants, including our named executive officers, with those of our stockholders by creating an incentive for our named executive officers to maximize stockholder value. The equity compensation program also is designed to encourage our named executive officers to remain employed with ACS despite a very competitive labor market.

We granted stock options to our named executive officers in fiscal year 2008 under our 2007 Equity Incentive Plan. All proposed stock option grants to employees, including executive officers, are considered and, if deemed acceptable to the Compensation Committee, approved at a formal meeting of the Compensation Committee. Under the Company’s stock option grant policy adopted on May 25, 2006 and revised on January 22, 2007 (hereafter, our “Stock Option Grant Policy”), among other things: (i) a formal meeting to approve option grants to employees is held on August 15th of each year; (ii) a formal meeting to approve option grants to new hires, employees receiving a grant in connection with a promotion, or persons who become ACS employees as a result of an acquisition are to usually be held on the day prior to or the day of our regularly scheduled quarterly Board of Directors meeting; (iii) the date of the formal meeting at which a grant is approved is the option grant date; and (iv) the exercise price for each approved grant will not be less than the fair market value of a share of the Company’s Class A common stock on the date of grant which shall be determined by reference to the closing price for such stock on such date on the NYSE; provided that if a grant is made on a date when the NYSE is closed, then the fair market value of a share of the Company’s Class A common stock on the date of grant shall be determined by reference to the closing price for such stock on the last day prior to the stock option grant date on which the NYSE was open for trading activities.

On August 15, 2007, the Compensation Committee granted the following number of options to the named executive officers under the 2007 Equity Incentive Plan (with those options having a forfeiture provision in case a change in control occurred within six months after grant), with the understanding that no grants would likely be made to the named executive officers in 2008: 400,000 options to Lynn Blodgett; 200,000 to Tom Burlin and 150,000 to each of Kevin Kyser, John Rexford and Tom Blodgett. On August 15, 2008, the Compensation Committee granted no options to the named executive officers under the 2007 Equity Incentive Plan.

• Generally Available Benefit Programs

We also offer a number of other benefits to our named executive officers pursuant to benefit programs that provide for broad-based employee participation. These benefit programs include accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel insurance, wellness programs, relocation/expatriate programs and services, educational assistance and certain other benefits.

Retirement Benefits

To assist our employees in accumulating funds for retirement (or for other purposes permitted by our plans) we provide our employees, including our named executive officers, the opportunity to participate in the ACS Savings Plan and the ACS Supplemental Savings Plan. For a description of these two plans, please see the section entitled “Retirement Benefits” below. While a small number of our non-executive employees may participate in pension or defined benefit plans, we offer the ACS Savings Plan and the ACS Supplemental Savings Plan in lieu of pension or defined benefit plans to our general employee base, including our named executive officers. In addition, please refer to the discussion in the section entitled “Certain Executive Arrangements” below.

Mr. Deason’s Supplemental Executive Retirement Agreement and Employment Agreement

In recognition of his efforts on behalf of the Company and his determination to position the Company for future growth, in fiscal year 1999 we entered into a Supplemental Executive Retirement Agreement and an employment agreement with our Chairman, Darwin Deason. The Supplemental Executive Retirement Agreement was terminated on January 1, 2009, as set forth under “Certain Executive Arrangements — Termination of Supplemental Executive Retirement Agreement and Related Options.” A description of the Supplemental Executive Retirement Agreement, including amounts payable to Mr. Deason under the agreement, is set forth in the section entitled “Certain Executive Arrangements — Mr. Deason’s Supplemental Executive Retirement Agreement” below. A description of Mr. Deason’s employment agreement, as amended in fiscal years 2008 and 2009, including amounts payable to Mr. Deason under the agreement, is set forth in the sections entitled “Certain Executive Arrangements — Mr. Deason’s Amended Employment Agreement” below and “Post-Termination Benefits — Change of Control and Termination Payments” below.

• Executive Perquisites

The Compensation Committee reviews and approves any perquisites offered to executives. The Company offers the Executive Benefit Plan to promote the health and well-being of our executives, maximize the value of the compensation provided by the Company and minimize the time that executives spend managing personal affairs so that they may devote their full attention to Company business. While the Compensation Committee does not consider perquisites to be a significant component of executive compensation, it recognizes that such perquisites are an important factor in attracting and retaining talented executives. A description of the Executive Benefit Plan and other perquisites offered to our executive officers are set forth in the section entitled “Perquisites” below.

• Termination of Employment and Change of Control Benefits

In fiscal year 2008, all of our named executive officers had written change of control or employment agreements for benefits that were due to them upon a change of control. In addition, please refer to the discussion in the section entitled “Certain Executive Arrangements” below.

We believe that these change of control benefits are important to our ability to recruit executive officers. We also believe these benefits allow us to retain executives during times of unforeseen events when the executive’s future is uncertain, but continued employment of the executives may be necessary for the Company.

Additional information regarding the change of control payments and severance benefits payable to our named executive officers, including estimates of the amounts payable under such agreements assuming a change of control or termination as of June 30, 2008, is set forth in the section entitled “Post Termination Benefits” below.

Stock Ownership Guidelines

On April 19, 2007 the Board of Directors revised the Company’s guidelines for stock ownership by the Company’s directors and executive officers, which had been originally adopted by the Board of Directors in September 2003. The Board of Directors may evaluate whether exceptions should be made to the guidelines for any director or executive officer and may from time to time change such guidelines.

The revised policy generally provides as follows:

•	Our Chief Executive Officer is required to own, within five years after he or she becomes subject to the guidelines, shares of our Class A common stock having a value equal to a minimum of five times his or her annual base salary.

•	Our other executive officers are required to own, within five years after he or she becomes subject to the guidelines, shares of our Class A common stock having a value equal to a minimum of three times his or her annual base salary.

•	Independent directors serving on the Board of Directors are required to own, within three years after they become subject to the guidelines, shares of our Class A common stock having a value equal to a minimum of three times their annual retainer.

•	Vested options to purchase Class A common stock may be counted as shares owned in determining compliance with the guidelines.

Our named executive officers currently subject to the guidelines hold shares and vested options in sufficient number to comply with the minimum ownership requirements of the revised policy. Our independent directors currently subject to the guidelines have not yet completed three years of service and therefore are not yet subject to the minimum requirements of the revised policy.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee reviewed and discussed with management of the Company the foregoing Compensation Discussion and Analysis. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

TED B. MILLER, JR.* (Chairman)
PAUL E. SULLIVAN*
FRANK VARASANO*

Notwithstanding any statement in any of our filings with the SEC that might incorporate part or all of any future filings with the SEC by reference, including this Proxy Statement, the foregoing Report of the Compensation Committee is not incorporated by reference into any such filings.

 * Each of Messrs. Miller and Varasano has served as a member of the Compensation Committee since November 25, 2007. Mr. Sullivan has served as a member of the Compensation Committee since March 19, 2008. Messrs. Miller, Sullivan and Varasano were not involved in and did not participate in any decision of the Compensation Committee prior to the date that they joined the Compensation Committee.

SUMMARY COMPENSATION TABLE FOR FISCAL YEARS 2008 AND 2007

The following table shows compensation information for our 2008 and 2007 fiscal years for our named executive officers:

							Change in
							Pension
							Value and
							Non-
							Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Name And Principal Position	Year	($)	($)	($) (1)	($) (2)	($) (3)	($)	($)		($)

Darwin Deason	2008	$923,911	—	—	$102,411 (4)	$1,772,856	$(122,911)	$312,233	(6)	$2,988,500
Chairman of the Board	2007	916,053	—	—	2,048,835 (4)	1,835,468	952,710 (5)	219,033	(6)	5,972,099
Lynn Blodgett	2008	750,000	—	—	2,647,985	1,127,025	—	209,144	(7)	4,734,154
President & Chief	2007	695,769	—	—	1,767,183	1,200,000	—	29,985	(7)	3,692,937
Executive Officer
Kevin Kyser	2008	321,922	—	—	617,339	292,677	—	27,714	(8)	1,259,652
Executive Vice President and Chief Financial Officer (starting September 18, 2007)	2007	253,060	—	—	140,347	286,000	—	6,287	(8)	685,694
John Rexford	2008	500,000	—	—	1,128,992	459,608		22,579	(9)	2,111,179
Executive Vice President, Corporate Development (Executive Vice President and Chief Financial Officer until September 18, 2007)	2007	429,108	—	—	796,062	600,000	—	291,419	(9)	2,116,589
Tom Burlin	2008	500,000	—	—	968,079	464,813	—	58,307	(10)	1,991,199
Executive Vice President and Chief Operating Officer	2007	420,913	—	—	542,306	600,000	—	25,454	(10)	1,588,673
Tom Blodgett	2008	425,000	—	—	895,340	404,626	—	26,648	(11)	1,751,614
Executive Vice President and Group President — Business Process Solutions	2007	338,066	—	—	504,294	277,478	—	2,447	(11)	1,122,285

(1)	We did not grant any stock awards to our named executive officers during fiscal year 2008 or 2007.

(2)	The amount shown for each executive officer is the compensation cost recognized in our financial statements for fiscal year 2008 or 2007, as applicable, related to outstanding grants of stock options to each named executive officer to the extent we recognized compensation expense in such fiscal year for such awards in accordance with the provisions of SFAS 123(R). All of Mr. Deason’s outstanding option grants were related to prior years. For a discussion of valuation assumptions used in the SFAS 123(R) calculations, see Note 2 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended June 30, 2008. We did not grant any stock appreciation rights to our named executive officers during fiscal year 2008 or 2007.

(3)	The amounts shown for 2008 were earned under our FY08 Bonus Plan or were paid to the named executive officers in connection with the Company’s agreement to pay them the difference between the original option grant price and the grant price on the revised measurement date, if applicable, when the Company re-priced all or a portion of their outstanding option grants to avoid adverse tax consequences to individual option holders, with the named executive officers receiving these cash reimbursements for the option grant price amendments: Mr. Deason, $655,200; Mr. Lynn Blodgett, $401,398; Mr. Kyser, $53,220; Mr. Rexford, $96,796; Mr. Burlin, $102,000 and Mr. Tom Blodgett, $82,408. For a discussion of the option grant price amendments, see Note 20 of the Notes to our Consolidated Financial Statements included in our SEC Form 10-K for the fiscal year ended June 30, 2008. For a description of the FY08 Bonus Plan, please see the section entitled “Compensation Discussion & Analysis — Incentive Bonus” above. The amounts shown for 2007 were earned under our FY07 Bonus Plan or our Special Executive FY07 Bonus Plan.

(4)	As discussed in the section entitled “Certain Executive Arrangements” below, stock option grants were made to Mr. Deason to fund his Supplemental Executive Retirement Agreement, which were subsequently exercised or terminated. The Company recognized $0 and $1,159,005 of compensation costs in our financial statements for fiscal years 2008 and 2007, respectively, in accordance with the provisions of SFAS 123(R) related to the stock option grants made to fund the Supplemental Executive Retirement Agreement of Mr. Deason. That compensation cost is excluded from the compensation cost reflected in the Option Awards column.

(5)	We estimate that our obligation with respect to Mr. Deason under his Supplemental Executive Retirement Agreement decreased from $9,120,998 on June 30, 2007 to $8,998,087 on June 30, 2008. The Supplemental Executive Retirement Agreement was subsequently terminated. See “Certain Executive Arrangements — Termination of Supplemental Executive Retirement Agreement and Related Options” below.

(6)	Represents $112,921 and $102,110 in non-business use of corporate aircraft calculated or based on the incremental cost to the Company in fiscal year 2008 and 2007, respectively, $4,604 and $5,228 in auto expense in fiscal year 2008 and 2007, respectively, $8,367 and $9,002 in group life insurance for fiscal year 2008 and 2007, respectively, $52,607 and $4,799 in tax and estate planning services for fiscal year 2008 and 2007, respectively, $127,346 and $86,219 in accounting and administrative services for fiscal year 2008 and 2007, respectively and $6,388 and $11,675 in medical costs under the Executive Medical Plan for 2008 and 2007, respectively. We maintain an overall security program for Mr. Deason due to business-related security concerns. Mr. Deason is provided with security systems and equipment as well as security advice and personal protection services. The cost of these systems and services are incurred as a result of business-related concerns and are not maintained as perquisites or otherwise for the personal benefit of Mr. Deason. As a result, we have not included such costs in the “All Other Compensation” column. We expended $480,698 in fiscal year 2008 and $423,011 in fiscal year 2007 for such security advice and personal protection services. With regard to the personal protection services, other executive officers and members of our Board of Directors receive the incidental benefit of these services when attending a meeting or other function at which Mr. Deason is also present; such incidental benefit has not been calculated or allocated for purposes of this table.

(7)	Represents $9,210 and $1,402 in non-business use of corporate aircraft calculated or based on the incremental cost to the Company in fiscal year 2008 and 2007, respectively, $1,932 and $1,555 in group life insurance for fiscal year 2008 and 2007, respectively, $6,989 and $6,988 in long term disability insurance for fiscal year 2008 and 2007, respectively, $7,898 and $20,040 in medical costs under the Executive Medical Plan for fiscal year 2008 and 2007, respectively, $160,406 in relocation costs for fiscal year 2008, $2,875 and $0 in matching ACS Savings Plan contributions for fiscal year 2008 and 2007, respectively, $7,500 and $0 in tax and estate planning services for fiscal year 2008 and 2007, respectively and $12,334 and $0 in awards in fiscal year 2008 and 2007, respectively.

(8)	Represents $293 and $192 in group life insurance in fiscal year 2008 and 2007, respectively, $5,410 and $0 in long term disability insurance in fiscal year 2008 and 2007, respectively, $4,211 and $3,609 in matching ACS Savings Plan contributions in fiscal year 2008 and 2007, respectively, $7,061 and $2,486 in medical costs under the Executive Medical Plan in fiscal year 2008 and 2007, respectively, and $10,739 and $0 in awards in fiscal year 2008 and 2007, respectively.

(9)	Represents $1,242 and $860 in group life insurance for fiscal year 2008 and 2007, respectively, $7,824 and $8,844 in long term disability insurance for fiscal year 2008 and 2007, respectively, $4,125 and $6,230 in matching ACS Savings Plan contributions for 2008 and 2007, respectively, $7,243 and $7,638 in medical costs under the Executive Medical Plan for fiscal year 2008 and 2007, respectively, $1,000 and $0 in tax and estate planning services for fiscal year 2008 and 2007, respectively, $1,145 and $0 in awards for fiscal year 2008 and 2007, respectively, and $0 and $267,847 in commission payments related to mergers and acquisitions activity for fiscal year 2008 and 2007, respectively. A part of Mr. Rexford’s compensation in fiscal year 2007 was tied to commission payments for closed mergers and acquisitions based on a target percentage related to revenue acquired by the Company in such transactions.

(10)	Represents $1,242 and $913 in group life insurance in fiscal year 2008 and 2007, respectively, $5,463 and $24,541 in medical costs under the Executive Medical Plan in fiscal year 2008 and 2007, respectively, $1,840 and $0 in matching ACS Saving Plans contributions in fiscal year 2008 and 2007, respectively, $1,165 and $0 in awards in fiscal year 2008 and 2007, respectively, $5,964 and $0 in long term disability insurance in fiscal year 2008 and 2007, respectively, and $42,633 of relocation costs in fiscal year 2008.

(11)	Represents $1,485 and $961 in group life insurance in fiscal year 2008 and 2007, respectively, $3,624 and $0 in medical costs under the Executive Medical Plan in fiscal year 2008 and 2007, respectively, $1,765 and $1,486 in matching ACS Saving Plans contributions in fiscal year 2008 and 2007, respectively, $9,808 and $0 in awards in fiscal year 2008 and 2007, respectively, $7,466 and $0 in long term disability insurance in fiscal year 2008 and 2007, respectively, and $2,500 in tax planning services for fiscal year 2008.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to our named executive officers during fiscal year 2008, which ended on June 30, 2008.

GRANTS OF PLAN-BASED AWARDS
FOR FISCAL YEAR 2008

									All Other
									Option	Exercise	Grant
								Awards:	Awards:	or Base	Date Fair
					Estimated Future Payouts			Number	Number of	Price of	Value of
		Estimated Future Payouts			Under Equity Incentive Plan			of Shares	Securities	Option	Stock and
		Under Non-Equity Incentive Plan Awards(1)			Awards			of Stock	Underlying	Awards	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	($/	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	share)	($)(2)

Darwin Deason	9/24/07	—	—	2,310,395	—	—	—	—	—	—	—
Lynn Blodgett	7/9/07	—	—	—	—	—	—	60,000	—	59.13	889,168
	8/15/07	—	—	—	—	—	—	400,000	—	50.29	4,950,153
	9/24/07	—	—	1,500,000	—	—	—	—	—	—	—
John Rexford	7/9/07	—	—	—	—	—	—	25,000	—	59.13	370,487
	8/15/07	—	—	—	—	—	—	150,000	—	50.29	1,856,307
	9/24/07	—	—	750,000	—	—	—	—	—	—	—
Tom Burlin	8/15/07	—	—	—	—	—	—	200,000	—	50.29	2,475,076
	9/24/07	—	—	750,000	—	—	—	—	—	—	—
Kevin Kyser	8/15/07	—	—	—	—	—	—	150,000	—	50.29	1,856,307
	9/24/07	—	—	495,000	—	—	—	—	—	—	—
Tom Blodgett	8/15/07	—	—	—	—	—	—	150,000	—	50.29	1,856,307
	9/24/07	—	—	637,500	—	—	—	—	—	—	—

(1)	Amounts shown represent the maximum awards that could be earned by our named executive officers under the FY08 Bonus Plan for fiscal year 2008. Actual bonuses paid under this plan for fiscal year 2008 are shown in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)	The value of an option award is based on the fair value as of the grant date of such award determined pursuant to SFAS 123(R). The exercise price for each option grant is 100% of the fair market value of a share of the Company’s Class A common stock on the date of grant which was determined by reference to the closing price for the stock on the grant date on the NYSE. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of the Company’s common stock at such date in the future when the option is exercised. These options were granted under our 2007 Stock Incentive Plan and generally vest and become exercisable 20% on each of the first five anniversary dates of the grant date.

Stock Plans

2007 Equity Incentive Plan

On June 7, 2007, our stockholders approved our 2007 Equity Incentive Plan (the “2007 Equity Plan”). This plan replaced our 1997 Stock Incentive Plan, which has expired. The 2007 Equity Plan is administered by the Compensation Committee, which has full and final authority to select persons to receive awards and establish the terms of such awards, unless authority is specifically reserved (i) to our Board of Directors, (ii) by our certificate of incorporation, as amended, (iii) by our Bylaws, or (iv) by other applicable law.

The 2007 Equity Plan provides that, subject to any required action by our stockholders, the number of shares of common stock covered by each outstanding award, the number of shares of common stock that have been authorized for issuance under the 2007 Equity Plan, as well as the price per share of common stock covered by each such outstanding award, and the limit on the number of shares that may be issued to an individual (as provided in 2007 Equity Plan) will be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the

Company will not be deemed to have been “effected without receipt of consideration.” Any such adjustment will be made by the Board of Directors, whose determination in that respect will be final, binding and conclusive. Unless otherwise provided in the 2007 Equity Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, will affect, and no adjustment by reason thereof will be made with respect to, the number or price of shares of common stock subject to an option.

In the event of a change of control, our 2007 Equity Plan provides that the grant agreement, including those for our named executive officers, may provide that all outstanding options will vest and become exercisable and all other awards will become vested effective the day immediately prior to the change of control. A change of control under the 2007 Equity Plan is the merger, consolidation or other reorganization with or into another person, entity or group of entities under common control or the sale of a majority of our outstanding capital stock or all or substantially all of our assets to any other person, entity or group of entities under common control and as a result of such merger, consolidation, reorganization or sale, more than 50% of the combined voting power of the then-outstanding voting securities of the surviving person or entity immediately after such transaction are held in the aggregate by a person, entity or group of entities under common control who beneficially owned less than 50% of our combined voting power prior to such transaction. However, (i) any transaction that is effected by the Company for the purposes of internal corporate restructuring of the Company and its affiliated companies, which results in any or all of the combined voting power of the voting securities of the Company being held by an entity affiliated with the Company immediately prior to such transaction, or (ii) any transaction or series of transactions, which results in the ownership by Darwin Deason, and/or any person, entity or group of entities that he controls, of more than 50% of the combined voting power of the Company, shall not constitute or result in a change of control.

1997 Stock Incentive Plan

Our stockholders approved the Company’s 1997 Stock Incentive Plan (the “1997 Plan”) on December 16, 1997. The 1997 Plan permits the grant of nonstatutory stock options, stock purchase rights, stock appreciation rights, deferred stock, dividend equivalents and awards of restricted stock to employees, consultants and outside directors. The 1997 Plan also permits the grant of incentive stock options within the meaning of Section 422 of the Code to our employees.

The 1997 Plan has expired and was replaced by our 2007 Equity Plan.

In the event of a change of control, our 1997 Plan provides that the grant agreement may provide that all outstanding options will vest and become exercisable and all other awards will vest effective the day immediately prior to the change of control. A change of control under the 1997 Plan is the merger, consolidation or other reorganization with or into another person, entity or group of entities under common control or the sale of a majority of our outstanding capital stock or all or substantially all of our assets to any other person, entity or group of entities under common control and as a result of such merger, consolidation, reorganization or sale, more than 51% of the combined voting power of the then outstanding voting securities of the surviving person or entity immediately after such transaction are held in the aggregate by a person, entity or group of entities under common control who beneficially owned less than 51% of our combined voting power prior to such transaction.

Employee Stock Purchase Plan

Under our 1995 Employee Stock Purchase Plan (“ESPP”), a maximum of 4 million shares of Class A common stock can be issued to substantially all full-time employees who elect to participate. In September 2002, the Board of Directors approved an amendment to the ESPP to increase the number of shares that can be issued under the plan from 2 million to 4 million. Through payroll deductions, eligible participants may purchase our stock at a 5% discount to market value. The Plan permits the stock to either be purchased by the ESPP in the open market or issued from our treasury account, or a combination of both. Our named executive officers are eligible to participate in the ESPP.

Retirement Benefits

ACS Savings Plan.  The ACS Savings Plan is a defined contribution plan with a 401(k) feature. We previously matched 25% of the first 6% of eligible compensation that an employee contributes to the ACS Savings Plan per year, but suspended the match in January 2009. The contributions to the plan are made by us for each of our executive officers on the same terms as applicable to all other employees. Contributions to the plan cannot be made after an employee earns $245,000 in earnings during the year. Contributions to the plan are capped at $16,500 per year. A participant becomes 50% vested in the ACS match portion of his or her contribution to the ACS Savings Plan after the participant completes two years of service, and becomes 100% vested in the ACS match portion of his or her contribution to the ACS Savings Plan after the participant completes three years of service or, if earlier, the participant becomes disabled or dies, or in the case of a termination of the ACS Savings Plan. If a participant’s service terminates before he or she is vested, the participant will forfeit the unvested portion of the ACS match and any earnings thereon. According to the ACS Savings Plan, employees who are defined as Highly Compensated Employees (“HCE”) in accordance with the Internal Revenue Service guidelines will be “capped” annually at a specified deferral rate. The “cap” was 5% of eligible earnings for calendar years 2007 and 2008. This “cap” will be determined annually based on the results of the ACS Savings Plan’s discrimination testing.

ACS Supplemental Savings Plan.  Under our ACS Supplemental Savings Plan, HCEs of ACS, including our named executive officers, are permitted to defer receipt of up to 85% of their base salary, bonus and/or commissions. We previously matched 25% of the first 1% of eligible compensation that an employee contributes to the ACS Supplemental Savings Plan per year if he or she was enrolled the ACS Savings Plan (described above) and his or her contributions to the ACS Savings Plan were “capped” by the Company, but suspended the match in January 2009.

Perquisites

We offer the Executive Benefit Plan to promote the health and well-being of our executives, including our named executive officers. The Executive Benefit Plan consists of the following components:

•	Executive Medical Plan. Under the Executive Medical Plan, which is a fully insured plan of up to $25,000 per participant, normal and customary medical, dental and vision care costs for executives and their immediate family members are paid by us. We do not pay non-medically necessary costs, such as cosmetic surgery. If costs paid by the Company exceed $25,000 or relate to services or supplies considered experimental, investigational or under clinical investigation, then the medical expenses that exceed the $25,000, along with any expenses for experimental, investigational or under clinical investigation services or supplies, are imputed as income to the executive.

•	Executive Long-Term Disability Plan. Certain of our executive officers are eligible to participate in our Executive Long-Term Disability Plan which provides additional long-term disability coverage through age 65 for certain of our executive officers in addition to the standard policy provided to each of our employees.

•	Prescription Benefit. Paid prescription coverage up to 100% for our executive officers and their immediate family members.

•	Annual Physical Examination. Reimbursement of up to $1,000 annually for any physical examination for the executive officer and up to $500 annually for any physical examination for the executive officer’s spouse, performed by a designated physician or other licensed physician of their choice.

•	Estate Planning Services. Our executive officers receive a benefit of up to $25,000 for initial estate planning services and up to $10,000 per annum for subsequent services.

•	Income Tax Preparation. Each of our executive officers may be reimbursed, up to $1,000 per annum, for income tax preparation services for preparation of their income tax returns.

Additionally, we pay the annual dues for club memberships for a limited number of executive officers, including Darwin Deason, Lynn Blodgett, Tom Burlin and John Rexford. The memberships are intended to be used primarily for business purposes, although the applicable executive officers may use the club for personal purposes. Executive officers are required to pay all costs related to their personal use of the club.

Equity Compensation Plan Information

The following table summarizes certain information related to our stock option plan for the fiscal year ended June 30, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
										Equity
									Equity	Incentive
				Equity					Incentive	Plan
				Incentive				Market	Plan	Awards:
				Plan				Value of	Awards:	Market or
				Awards:				Shares or	Number of	Payout Value
	Number of	Number of		Number of			Number of	Units of	Unearned	of Unearned
	Securities	Securities		Securities			Shares or	Stock	Shares, Units	Shares, Units
	Underlying	Underlying		Underlying			Units of	That	or Other	or Other
	Unexercised	Unexercised		Unexercised	Option	Option	Stock That	Have Not	Rights That	Rights that
	Options (#)	Options (#)		Unearned	Exercise	Expiration	Have Not	Vested	Have Not	Have Not
Name	Exercisable	Unexercisable		Options (#)	Price ($)	Date	Vested (#)	($)	Vested (#)	Vested ($)

Darwin Deason	240,000	—		—	$35.75	07/23/12	—	—	—	—
	360,000	—		—	37.57	07/23/12	—	—	—	—
Lynn Blodgett	800	—		—	44.87	9/26/11	—	—	—	—
	30,000	—		—	35.75	7/23/12	—	—	—	—
	45,000	—		—	37.57	7/23/12	—	—	—	—
	80,000	20,000	(1)	—	44.10	8/11/13	—	—	—	—
	60,000	40,000	(2)	—	51.90	7/30/14	—	—	—	—
	120,000	80,000	(3)	—	50.25	3/18/15	—	—	—	—
	28,000	112,000	(4)	—	49.55	12/9/16	—	—	—	—
	—	60,000	(5)	—	59.13	7/9/17	—	—	—	—
	—	400,000	(6)	—	50.29	8/15/17	—	—	—	—
John Rexford	40,000	10,000	(7)	—	44.10	8/11/13	—	—	—	—
	15,000	10,000	(8)	—	51.90	7/30/14	—	—	—	—
	60,000	40,000	(9)	—	50.25	3/18/15	—	—	—	—
	15,000	60,000	(10)	—	49.55	12/9/16	—	—	—	—
	—	25,000	(11)	—	59.13	7/9/17	—	—	—	—
	—	150,000	(12)	—	50.29	8/15/17	—	—	—	—
Tom Burlin	60,000	40,000	(13)	—	51.83	6/13/15	—	—	—	—
	20,000	80,000	(14)	—	49.55	12/9/16	—	—	—	—
	—	200,000	(15)	—	50.29	8/15/17	—	—	—	—
Kevin Kyser	2,000	—		—	35.75	7/23/12	—	—	—	—
	3,000	—		—	37.57	7/23/12	—	—	—	—
	1,500	—		—	43.00	7/21/13	—	—	—	—
	4,500	1,500	(16)	—	44.10	7/21/13	—	—	—	—
	4,500	3,000	(17)	—	51.90	7/30/14	—	—	—	—
	2,000	3,000	(18)	—	52.99	9/13/15	—	—	—	—
	5,000	20,000	(19)	—	49.62	8/15/16	—	—	—	—
	10,000	40,000	(20)	—	59.13	6/14/17	—	—	—	—
	—	150,000	(21)	—	50.29	8/15/17	—	—	—	—
Tom Blodgett	8,800	—		—	44.87	9/26/11	—	—	—	—
	8,000	—		—	37.57	7/23/12	—	—	—	—
	8,000	4,000	(22)	—	44.10	7/21/13	—	—	—	—
	8,000	8,000	(23)	—	51.90	7/30/14	—	—	—	—
	60,000	40,000	(24)	—	50.25	3/18/15	—	—	—	—
	10,000	40,000	(25)	—	59.13	6/14/17	—	—	—	—
	—	150,000	(26)	—	50.29	8/15/17	—	—	—	—

(1)	This option was granted on August 11, 2003. 20,000 shares became exercisable on August 11, 2008. All of the options listed would, to the extent not otherwise exercisable, be accelerated and become fully exercisable upon the occurrence of a “change of control” (as defined in the applicable plan).

(2)	This option was granted on July 30, 2004. 20,000 shares became exercisable on July 30, 2008. Assuming continued employment with the Company, 20,000 shares will become exercisable on July 30, 2009.

(3)	This option was granted on March 18, 2005. 40,000 shares became exercisable on March 18, 2009. Assuming continued employment with the Company, 40,000 shares will become exercisable on March 18, 2010.

(4)	This option was granted on December 9, 2006. 28,000 shares became exercisable on December 9, 2008. Assuming continued employment with the Company, 28,000 shares will become exercisable on December 9 of each of 2009, 2010 and 2011.

(5)	This option was granted on July 9, 2007. 12,000 shares became exercisable on July 9, 2008. Assuming continued employment with the Company, 12,000 shares will become exercisable on July 9 of each of 2009, 2010, 2011 and 2012.

(6)	This option was granted on August 15, 2007. 80,000 shares became exercisable on August 15, 2008. Assuming continued employment with the Company, 80,000 shares will become exercisable on August 15 of each of 2009, 2010, 2011 and 2012.

(7)	This option was granted on August 11, 2003. 10,000 shares became exercisable on August 11, 2008.

(8)	This option was granted on July 30, 2004. 5,000 shares became exercisable on July 30, 2008. Assuming continued employment with the Company, 5,000 shares will become exercisable on July 30, 2009.

(9)	This option was granted on March 18, 2005. 20,000 shares became exercisable on March 18, 2009. Assuming continued employment with the Company, 20,000 shares will become exercisable on March 18, 2010.

(10)	This option was granted on December 9, 2006. 15,000 shares became exercisable on December 9, 2008. Assuming continued employment with the Company, 15,000 shares will become exercisable on December 9 of each of 2009, 2010 and 2011.

(11)	This option was granted on July 9, 2007. 5,000 shares became exercisable on July 9, 2008. Assuming continued employment with the Company, 5,000 shares will become exercisable on July 9 of each of 2009, 2010, 2011 and 2012.

(12)	This option was granted on August 15, 2007. 30,000 shares became exercisable on August 15, 2008. Assuming continued employment with the Company, 30,000 shares will become exercisable on August 15 of each of 2009, 2010, 2011 and 2012.

(13)	This option was granted on June 13, 2005. 20,000 shares became exercisable on June 13, 2008. Assuming continued employment with the Company, 20,000 shares will become exercisable on June 13 of each of 2009 and 2010.

(14)	This option was granted on December 9, 2006. 20,000 shares became exercisable on December 9, 2008. Assuming continued employment with the Company, 20,000 shares will become exercisable on December 9 of each of 2009, 2010 and 2011.

(15)	This option was granted on August 15, 2007. 40,000 shares became exercisable on August 15, 2008. Assuming continued employment with the Company, 40,000 shares will become exercisable on August 15 of each of 2009, 2010, 2011 and 2012.

(16)	This option was granted on July 21, 2003. 1,500 shares became exercisable on July 21, 2008.

(17)	This option was granted on July 30, 2004. 1,500 shares became exercisable on July 30, 2008. Assuming continued employment with the Company, the remaining 1,500 shares will become exercisable on July 30, 2009.

(18)	This option was granted on September 13, 2005. 1,000 shares became exercisable on September 13, 2008. Assuming continued employment with the Company, 1,000 shares will become exercisable on September 13 of each of 2009 and 2010.

(19)	This option was granted on August 15, 2006. 5,000 shares became exercisable on August 15, 2008. Assuming continued employment with the Company, 5,000 shares will become exercisable on August 15 of each of 2009, 2010 and 2011.

(20)	This option was granted on June 14, 2007. 10,000 shares became exercisable on June 14, 2008. Assuming continued employment with the Company, 10,000 shares will become exercisable on June 14 of each of 2009, 2010, 2011 and 2012.

(21)	This option was granted on August 15, 2007. 30,000 shares became exercisable on August 15, 2008. Assuming continued employment with the Company, 30,000 shares will become exercisable on August 15 of each of 2009, 2010, 2011 and 2012.

(22)	This option was granted on July 21, 2003. 4,000 shares became exercisable on July 21, 2008.

(23)	This option was granted on July 30, 2004. 4,000 shares became exercisable on July 30, 2008. Assuming continued employment with the Company, the remaining 4,000 shares will become exercisable on July 30, 2009.

(24)	This option was granted on March 18, 2005. 20,000 shares became exercisable on March 18, 2009. Assuming continued employment with the Company, 20,000 shares will become exercisable on March 18, 2010.

(25)	This option was granted on June 14, 2007. 10,000 shares became exercisable on June 14, 2008. Assuming continued employment with the Company, 10,000 shares will become exercisable on June 14 of each of 2009, 2010, 2011 and 2012.

(26)	This option was granted on August 15, 2007. 30,000 shares became exercisable on August 15, 2008. Assuming continued employment with the Company, 30,000 shares will become exercisable on August 15 of each of 2009, 2010, 2011 and 2012.

Equity Awards to fund Deason’s Supplemental Executive Retirement Agreement

In addition to the equity awards shown above and as discussed in the section entitled “Certain Executive Arrangements” below, option grants were made to Mr. Deason to fund his Supplemental Executive Retirement Agreement, with the vesting and exercise dates matching the funding dates under the Supplemental Executive Retirement Agreement. These grants were subsequently exercised or were terminated. For additional information regarding Mr. Deason’s option grant that was exercised in October 2008, please see the section entitled “Certain Executive Arrangements” below. For additional information regarding Mr. Deason’s option grant that was terminated, please see the section entitled “Certain Executive Arrangements — Termination of Supplemental Executive Retirement Agreement and Related Options” below. The following table shows all equity awards which were outstanding as of June 30, 2008 which were made for that purpose.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Equity
									Equity	Incentive Plan
			Equity						Incentive Plan	Awards:
			Incentive					Market	Awards:	Market or
			Plan					Value of	Number of	Payout Value
			Awards:				Number of	Shares or	Unearned	of Unearned
	Number of	Number of	Number of				Shares or	Units of	Shares, Units	Shares, Units
	Securities	Securities	Securities				Units of	Stock	or Other	or Other
	Underlying	Underlying	Underlying				Stock That	That	Rights That	Rights that
	Unexercised	Unexercised	Unexercised	Option	Option		Have Not	Have Not	Have Not	Have Not
	Options (#)	Options (#)	Unearned	Exercise	Expiration		Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date		(#)	($)	(#)	($)

Darwin Deason	150,000	—	—	11.53125	10/8/08	(1)(2)	—	—	—	—
	—	300,000	—	44.10	8/11/13	(3)	—	—	—	—

(1)	For additional information regarding the exercise of this option, please see the section entitled “Certain Executive Arrangements” below.

(2)	This option was fully vested and exercisable as of June 30, 2007 and was exercised in full on October 2, 2008.

(3)	This option was terminated on December 31, 2008, as is set forth in the section entitled “Certain Executive Arrangements — Termination of Supplemental Executive Retirement Agreement and Related Options” below. It would have fully vested in connection with the termination of Mr. Deason’s employment with the Company under the following circumstances: early or normal retirement, change of control of the Company, disability, death, or other reasons for a resignation by Mr. Deason.

Option Exercises and Stock Vested as of June 30, 2008

The following table shows the number of employee stock options exercised and the gross value realized by the named executive officers during fiscal year 2008. The dollar value reflects the total pre-tax value realized by such officers (the Company’s stock price at exercise minus the option’s exercise price), not the grant-date fair value or recognized compensation expense disclosed elsewhere in this document. Value from these option exercises was only realized to the extent our stock price increased relative to the stock price at grant (exercise price). The options exercised were granted to the named executive officers during 2000 and thereafter. Consequently, the value realized by the executives upon exercise of the options was actually earned over a period of up to seven years.

	Option Awards		Stock Awards
Number of
	Number of	Value	Shares	Value
	Shares	Realized	Acquired	Realized
	Acquired	on	on	on
	on Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

Darwin Deason	—	—	—	—
Lynn Blodgett	171,200	$4,176,712	—	—
John Rexford	80,000	$1,959,861	—	—
Tom Burlin	—	—	—	—
Kevin Kyser	15,000	$349,065	—	—
Tom Blodgett	—	—	—	—

The Company did not issue any stock awards to our named executive officers during fiscal year 2008.

Pension Benefits

The table below shows benefits payable to Mr. Deason under his Supplemental Executive Retirement Agreement as of June 30, 2008. ACS’s other executive officers received no benefits in fiscal year 2008 from the Company under any defined benefit pension plans. The Supplemental Executive Retirement Agreement was subsequently terminated on January 1, 2009, as set forth in “Certain Executive Arrangements — Termination of Supplemental Executive Retirement Agreement and Related Options” below. For a discussion of the valuation assumptions used in the present value of accumulated benefit calculations, see Note 13 to the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended June 30, 2008. A further description of the Supplemental Executive Retirement Agreement, including amounts payable to Mr. Deason under the agreement, is set forth in the section entitled “Certain Executive Arrangements — Mr. Deason’s Supplemental Executive Retirement Agreement” below.

		Number	Present
		of Years	Value of	Payments
		Credited	Accumulated	During
		Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

Darwin Deason	Supplemental Executive Retirement Agreement	8 (1)	$8,998,087	0

(1)	Service credits were achieved beginning on the effective date of the Supplemental Executive Retirement Agreement on December 1, 1998 through May 2005 at which point Mr. Deason’s supplemental retirement benefit was capped at 56% of his final average compensation pursuant to the terms of the Supplemental Executive Retirement Agreement. Additional service since May 2005 would not have increased Mr. Deason’s benefit other than with respect to the calculation of his final average compensation under the Supplemental Executive Retirement Agreement.

Non-qualified Deferred Compensation

Certain of our named executive officers participate in a non-qualified deferred compensation plan, the ACS Supplemental Savings Plan. Under our ACS Supplemental Savings Plan, HCEs of ACS, including our named executive officers, are permitted to defer receipt of up to 85% of their base salary, bonus and/or commissions. We previously matched 25% of the first 1% of eligible compensation per year that an employee contributes if they have reached the 5% cap under the ACS Savings Plan, but suspended the match in January 2009.

The following table shows certain information for the named executive officers under the ACS Supplemental Savings Plan.

NON-QUALIFIED DEFERRED COMPENSATION
FOR FISCAL YEAR 2008

				Aggregate
		Registrant	Aggregate	Withdrawals/	Aggregate
	Executive	Contributions	Earnings in	Distributions	Balance at
	Contributions in	in Fiscal Year	Fiscal Year	in Fiscal Year	June 30,
	Fiscal Year 2008	2008	2008	2008	2008
Name	($)	($)	($)	($)	($)

Darwin Deason	—	—	—	—	—
Lynn Blodgett	—	—	—	—	—
John Rexford	$25,000 (1)	$1,250 (2)	$(9,923)	—	$93,821
Tom Burlin	—	—	—	—	—
Kevin Kyser	155,606 (1)	805 (2)	(13,329)	—	376,131
Tom Blodgett	97,996 (1)	—	(21,442)	—	384,995

(1)	The amount of Mr. Rexford’s, Mr. Kyser’s and Mr. Tom Blodgett’s contribution consists of deferred salary earned in fiscal year 2008. These amounts are included in the Salary column of the Summary Compensation Table. In fiscal year 2007, Mr. Rexford contributed $25,002 of deferred salary and that amount was included in the Salary column of the Summary Compensation Table for that fiscal year.

(2)	Amount of the Company’s matching contribution.

Equity Compensation Plan Information

The following table summarizes certain information related to our stock option and employee stock purchase plans for the fiscal year ended June 30, 2008.

	Number of			Number of Securities
	Securities to be			Remaining Available for
	Issued Upon			Future Issuance Under
	Exercise of			Equity Compensation
	Outstanding Options,		Weighted Average	Plans (Excluding
	Warrants		Exercise Price of	Securities Reflected in
	and Rights		Outstanding	Initial Column)
	as of June 30,		Options,	as of June 30,
Plan Category	2008		Warrants and Rights	2008

Equity compensation plans approved by security stockholders
Stock options	13,682,410	(1)	$47.82	10,542,500	(2)
Employee stock purchase plan	N/A		N/A	646,457	(3)
Equity compensation plans not approved by security stockholders	—		—	—

Total	13,682,410		$47.82	11,188,957

(1)	These plans consist of the 1997 Stock Incentive Plan and the 2007 Equity Incentive Plan. Upon exercise, the holder is entitled to receive Class A common stock.

(2)	In June 2007, our stockholders approved the 2007 Equity Incentive Plan which replaced the expiring 1997 Stock Incentive Plan. The shares remaining available as of June 30, 2008 are shares under the 2007 Equity Incentive Plan.

(3)	This number excludes 25,088 shares that were purchased in connection with the fourth quarter fiscal year 2008 purchase period under our employee stock purchase plan.

Post Termination Benefits

Change of Control Agreements

In fiscal year 2008, Lynn Blodgett, Tom Burlin, John Rexford, Kevin Kyser and Tom Blodgett had written change of control agreements for benefits that were due to them upon a change of control. As discussed in the section entitled “Certain Executive Arrangements — Mr. Lynn Blodgett’s Amended and Restated Employment Agreement” below, Mr. Lynn Blodgett’s change of control agreement has subsequently been replaced by his amended and restated employment agreement. As a result, Mr. Lynn Blodgett’s benefits under his change of control agreement ceased to apply upon the adoption of his employment agreement. However, we have included a description of the change of control agreement since it was in place during much of fiscal year 2008. The change in control agreements for certain of the other executive officers remain in effect.

As defined in each of the change of control agreements, a change of control occurs if: (i) we undergo a consolidation or merger in which we are not the surviving company or in which our common stock is converted into cash, securities or other property such that holders of our common stock do not have the same proportionate ownership of the surviving company’s common stock as they held of our common stock prior to the merger or consolidation; (ii) we sell, lease or transfer all or substantially all of our assets to a company in which we own less than 80% of the outstanding voting securities; (iii) we adopt or implement a plan or proposal for our liquidation; (iv) a person or entity (other than one or more trusts established by us for the benefit of our employees or a person or entity that holds 15% or more of our outstanding common stock on the date the particular change of control agreement was entered into) becomes the beneficial owner of 51% or more of our outstanding common stock; or (v) during any period of 24 consecutive months there is a turnover of a majority of the Board of Directors. Excluded from the determination of the turnover of directors are: (i) those directors who are replaced by new directors who are approved by a vote of at least a majority of the directors (continuing director) who have been a member of the Board of Directors before the date specified in each respective change of control agreement, (ii) a member of the Board of Directors who succeeds an otherwise continuing director and who was elected, or nominated for election by our stockholders, by a majority of the continuing directors then still in office, and (iii) any director elected, or nominated for election by our stockholders to fill any vacancy or newly created directorship by a majority of the continuing directors still in office. Each named executive officer listed above is entitled to receive the severance benefit described below upon consummation of any change of control event.

Each of the change of control agreements provide for cash benefits payable to the executive as well as certain non cash benefits that the Company will be responsible for providing in the event of a change in control.

Each of Mr. Burlin’s, Mr. Kyser’s, Mr. Rexford’s and Mr. Tom Blodgett’s current change of control benefits include a lump sum payment equal to (a) three times the sum of (i) the executive’s per annum base salary, plus (ii) the executive’s bonus for the preceding fiscal year (or if employed for less than one year, the bonus the executive officer would have received if employed for all of the preceding fiscal year), plus (b) the executive’s target bonus for the then-current fiscal year, pro rated to reflect the number of days the executive was employed by us in that fiscal year.

Mr. Rexford’s change of control benefits during the fiscal year ending June 30, 2008 included a lump sum payment, equal to (a) three times the sum of (i) the executive’s per annum base salary, plus (ii) the sum of (y) the amount paid to the executive under his commission arrangement with the Company from December 1, 2006 through June 30, 2007, plus (z) the bonus the executive earned under the Company’s Special Executive FY07 Bonus Plan (up to a maximum of $750,000), plus (b) the executive’s target bonus for the then-current fiscal year, pro rated to reflect the number of days the executive was employed by us in that fiscal year.

Under the change of control agreements, we will also (a) pay accrued but unpaid compensation and deferred compensation; (b) continue to provide for up to three years following the executive’s termination of employment insurance benefits (medical, dental, life insurance, disability and accidental death and dismemberment) to the executive until the executive secures employment that provides replacement insurance and thereafter (subject to the three year limit) to the extent any new insurance the executive receives from a subsequent employer does not cover a pre-existing condition, (c) provide outplacement counseling assistance for one year; (d) maintain director’s and officer’s liability insurance on behalf of the executive, at the level in effect immediately prior to the change of control, for the five (5) year period following the change of control; and (e) credit the executive with three years of participation and age credit when determining any executive’s eligibility for post-retirement benefits under any welfare benefit plan.

Each of these executives is also entitled to receive additional payments to compensate for the effect of excise taxes imposed under Section 4999 of the Internal Revenue Code and any interest or penalties associated with these excise taxes upon payments made by us for the benefit of the executive. Any excise tax gross up that may be owed by the Company to reimburse the executives for their actual excise tax liability would be determined based on the total change of control compensation, including, if applicable, the accelerated vesting of equity options held by the executives, and the amount of such options held at the change of control date, the exercise prices and vesting dates of each grant outstanding. Other significant variable factors which would affect the calculation of the excise tax gross up would be the actual change of control date, stock price paid upon the change of control, the determination of the future federal, state and local income tax rates applicable for the affected executives, and the actual terms and structure of the change of control transaction, such as valuation methodology for stock options, whether equity, stock and or options held by the executives may be cashed out, substituted for equity of the acquirer, substituted for options of the acquirer, or some combination of these.

If an excise tax is incurred by an executive, the tax gross up amount payable by the Company in cash to the executive is determined by the following formula:

(Tentative excise tax before gross up)

divided by

(one less the sum of all tax rates applicable to the executive, such as excise tax rate(s), federal income tax rate, Medicare tax rate, social security tax rate (only if the executive has not already exceeded the maximum wage base for the year of the change of control), state income tax rate, and any local income tax rates (e.g., city, county or other local taxing jurisdiction)).

Each of the change of control agreements may be terminated by us with one year advance written notice to the respective named executive officer; however, if a change of control is consummated prior to termination by us, these agreements will remain in effect for the time necessary to give effect to the terms of the agreements.

In addition, please refer to the discussion in the section entitled “Certain Executive Arrangements” below.

Change of Control and Termination Payments

Change of Control Benefits Payable at June 30, 2008

The table below includes (i) the estimated amounts of cash compensation and the estimated value of non cash benefits per the terms of the employment and change of control agreements, as well as the Supplemental Executive Retirement Agreement for Mr. Deason; (ii) the estimated excise tax amounts based on the cash and non cash benefits and the values attributable to the accelerated vesting of stock options under Rev. Proc. 2003-68; and (iii) the vesting of unvested stock options, assuming a change of control on June 30, 2008 (and the closing price of $53.49 for the Class A shares on that date).

				Vesting of
				Unvested
	Cash Payment		Cash Payment	Stock
	(before Tax Gross	Value of Non Cash	for Tax	Options	Total
Executive Officer	Up) ($) (a)	Benefits ($) (b)	Gross Up ($)	($)	($)

Darwin Deason(c)	$27,728,217	$273,483	$12,985,234	$2,817,000	$43,803,934
Lynn Blodgett	6,604,473	203,157	—	2,231,880	9,039,510
Tom Burlin	3,693,240	268,491	1,895,941	1,021,600	6,879,272
John Rexford	3,936,944	281,145	—	955,800	5,173,889
Kevin Kyser	2,604,774	264,969	1,389,927	577,755	4,837,425
Tom Blodgett	2,897,850	267,399	—	659,880	3,825,129

Total	$47,465,498	$1,558,644	$16,271,102	$8,263,915	$73,559,159

(a)	The cash payment is principally composed of the base salary and bonus component, but also includes the cash payment for accrued but unpaid compensation, 401(k) deferred compensation and supplemental deferred compensation.

(b)	The non cash benefits include an estimate for director’s and officer’s liability insurance, continued insurance benefits and outplacement counseling.

(c)	Includes Supplemental Executive Retirement Agreement amount of $13,108,042 payable if a change of control occurred on June 30, 2008. The Supplemental Executive Retirement Agreement was subsequently terminated on January 1, 2009, as set forth in “Certain Executive Arrangements — Termination of Supplemental Executive Retirement Agreement and Related Options” below.

Termination Benefits Payable at June 30, 2008 for Involuntary Termination Without Cause, Termination By the Executive for Good Reason or Termination of Agreement

The table below includes (i) the estimated amount of cash compensation that would be paid to Mr. Deason under his Supplemental Executive Retirement Agreement (the “Agreement”), assuming that his employment terminated on June 30, 2008 for one of the following reasons: (a) normal or late retirement (as defined in the Agreement); (b) total and permanent disability (as defined in the Agreement); (c) death; (d) resignation for any reason not described in (a) through (c); or (e) termination by the Company for any reason other than cause (as defined in the Agreement); (ii) the estimated amount of cash compensation and the estimated value of non cash benefits per the terms of the employment agreement with Mr. Lynn Blodgett and the vesting of unvested stock options, assuming that his employment terminated on June 30, 2008, when the Company’s stock closing price was $53.49 for one of the following reasons: (e) involuntary termination without cause; (f) termination by Mr. Lynn Blodgett for “good reason” (as defined in his employment agreement) or (g) the termination of his agreement; and (iii) the estimated amount of cash compensation, for the other executive officers, assuming that their employment was terminated on June 30, 2008 as a result of a “qualifying termination” (as defined below).

			Vesting of
			Unvested
	Cash Payment	Value of Non Cash	Stock	Total
Executive Officer	($)	Benefits ($) (d)	Options ($)	($)

Darwin Deason(a)	$13,108,042	—	—	$13,108,042
Lynn Blodgett(b)	6,604,473	203,157	2,231,880	9,039,510
Tom Burlin(c)	88,119	—	—	88,119
John Rexford(c)	370,285	—	—	370,285
Kevin Kyser(c)	580,779	—	—	580,779
Tom Blodgett(c)	549,929	—	—	549,929

Total	$21,301,627	$203,157	$2,231,880	$23,736,664

(a)	The cash payment is the Supplemental Executive Retirement Agreement amount of $13,108,042 payable if a termination occurred on June 30, 2008. The Supplemental Executive Retirement Agreement was subsequently terminated on January 1, 2009, as set forth in “Certain Executive Arrangements — Termination of Supplemental Executive Retirement Agreement and Related Options.”

(b)	The cash payment is composed of (i) any accrued but unpaid compensation; (ii) three times the base salary and bonus paid for the prior year; (iii) 401(k) deferred compensation and supplemental deferred compensation.

(c)	The cash payment is composed of (i) amounts which could be received under the Company’s Supplemental Unemployment Pay Plan (the “Plan”) as described in the next sentence; and (ii) 401(k) deferred compensation (under the ACS Savings Plan) and supplemental deferred compensation (under the ACS Supplemental Savings Plan). Under the Plan, full time United States-based employees with at least one full year of service who are terminated because of a “qualifying termination” (as defined in the Plan) and who otherwise are not eligible for benefits upon the their termination of employment may receive two weeks of base pay (less any amounts from any state unemployment program for which the employee would be eligible) for each full year of service, subject to a maximum of ten weeks of base pay and their compliance with the conditions of the Plan. Messrs. Rexford, Kyser and Tom Blodgett would be eligible for ten weeks of base pay under the Plan and Mr. Burlin would be eligible for six weeks of base pay. These figures for the Plan assume no payments are received from any state unemployment program. In addition to payments under the Plan, Mr. Burlin, Mr. Rexford, Mr. Kyser and Mr. Tom Blodgett would be entitled to receive $30,427, $274,131, $517,317 and $468,198, respectively, in 401(k) deferred compensation under the ACS Savings Plan and supplemental deferred compensation under the ACS Supplemental Savings Plan upon termination. To the extent these executive officers are or were one of the named executive officers, their contributions to the ACS Savings Plan and the ACS Supplemental Savings Plan would be or would have been included in the Salary column of the Summary Compensation Table.

(d)	The non cash benefits include an estimate for director’s and officer’s liability insurance, continued insurance benefits and outplacement counseling.

Termination Benefits Payable at June 30, 2008 for Involuntary Termination for Cause

None of the named executive officers would have been entitled to any cash compensation (other than accrued but unpaid compensation and 401(k) deferred compensation under the ACS Savings Plan and supplemental deferred compensation under the ACS Supplemental Savings Plan) if they were terminated for cause on June 30, 2008. Assuming that this had occurred on June 30, 2008, the named executive officers would have been entitled to receive the following amounts: Mr. Deason, $35,545; Mr. Lynn Blodgett, $28,846; Mr. Burlin, $30,427; Mr. Rexford, $274,131; Mr. Kyser, $517,317 and Mr. Tom Blodgett, $468,198. To the extent these executive officers are or were one of the named executive officers, their contributions to the ACS Savings Plan and the ACS Supplemental Savings Plan would be or would have been included in the Salary column of the Summary Compensation Table.

Certain Executive Arrangements

Mr. Lynn Blodgett’s Amended and Restated Employment Agreement

We entered into an amended and restated employment agreement with Mr. Lynn Blodgett effective as of May 1, 2008, which was subsequently amended on December 23, 2008 to satisfy the requirements of Section 409A of the Internal Revenue Code. The employment agreement, which was previously reviewed and approved by the Board of Directors and replaced an earlier agreement, has a term that currently ends on December 14, 2009, provided that the term will automatically be extended for an additional one year period, unless 30 days prior to December 14 of any year either Mr. Blodgett or the Board of Directors gives notice to the other party that they do not wish to extend the term. Further, under the employment agreement, Mr. Blodgett is eligible to receive a discretionary bonus as may be determined by the Board of Directors or Compensation Committee. Mr. Blodgett is also eligible to participate in the Company’s 1997 Stock Plan and 2007 Equity Plan or any omnibus stock incentive or award plans adopted by the Company.

If we terminate Mr. Lynn Blodgett’s employment without cause, as defined below, or if the employment agreement terminates, the Company will be required to pay Mr. Lynn Blodgett all of his accrued and unpaid base salary. In addition, the Company will pay Mr. Lynn Blodgett a lump sum severance payment equal to three times the sum of (i) his annual base salary, plus (ii) an amount equal to his discretionary bonus for the immediately preceding fiscal year. Further, any unvested stock options or other equity-based awards granted to Mr. Lynn Blodgett under the 1997 Stock Plan, the 2007 Equity Plan or any omnibus stock incentive or award plans adopted by the Company that are outstanding as of the date of such termination will become fully vested and non-forfeitable.

As used in Mr. Lynn Blodgett’s employment agreement, cause means: (A) the willful and continued failure of executive to perform substantially all of his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Mr. Lynn Blodgett by the Board of Directors which specifically identifies the manner in which the Board of Directors believes that he has not substantially performed his duties, or (B) the willful engaging by Mr. Lynn Blodgett in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

In the event Mr. Lynn Blodgett terminates his employment agreement for good reason (as defined below), he will be entitled to his accrued compensation and the same lump sum severance payment described above. The following events constitute good reason under Mr. Lynn Blodgett’s employment agreement: (i) a change of control; (ii) Mr. Lynn Blodgett’s removal from his position as Chief Executive Officer other than as result of a termination without cause, termination for cause, termination by executive without good reason, termination for disability, or termination for death; or (iii) the Company’s failure to make a payment to Mr. Lynn Blodgett required under the employment agreement, if the breach is not cured within 20 days of the executive sending written notice to the Company.

Mr. Lynn Blodgett will be entitled to a change of control benefit, upon the consummation of any change in control (as defined below) in a lump sum equal to three times the sum of his per annum base salary, plus his bonus for the preceding fiscal year. In the event his employment with the Company is terminated by the Company without cause or by him for good reason within three days of a change in control, he would be entitled to receive the greater of (i) the amount described in the prior sentence or (ii) the amount he would be entitled to receive if he is terminated without cause or his employment terminates. Further, any unvested stock options or other equity-based awards granted to Mr. Lynn Blodgett under the 1997 Stock Plan, the 2007 Equity Plan or any omnibus stock incentive or award plans adopted by the Company that are outstanding as of the date of such change in control will become fully vested and non-forfeitable.

A change of control will occur if: (i) we undergo a consolidation or merger in which we are not the surviving company or in which our common stock is converted into cash, securities or other property such that holders of our common stock do not have the same proportionate ownership of the surviving company’s common stock as they held of our common stock prior to the merger or consolidation; (ii) we sell, lease or transfer all or substantially all of our assets to a company in which we own less than 80% of the outstanding voting securities; (iii) we adopt or implement a plan or proposal for our liquidation; (iv) a person or entity (other than one or more trusts established by us for the benefit of our employees) becomes the beneficial owner of 51% or more of our outstanding common stock; or (v) during any period of 24 consecutive months there is a turnover of a majority of the Board. Excluded from the determination of the turnover of directors are: (i) those directors who are replaced by new directors who are approved by a vote of at least a majority of the directors (continuing director) who have been a member of our Board of Directors since January 1, 2004, (ii) a member of the Board of Directors who succeeds an otherwise continuing director and who was elected, or nominated for election by our stockholders, by a majority of the continuing directors then still in office, and (iii) any director elected, or nominated for election by our stockholders to fill any vacancy or newly created directorship by a majority of the continuing directors still in office.

If Mr. Lynn Blodgett is terminated without cause, terminates his employment for good reason or is terminated because of a disability or if the agreement terminates, the Company will also be required to pay the cost of his continuation coverage under COBRA until the earlier of 12 months from the date of his termination or the date that he becomes employed by another employer.

In order to receive the severance payment described above, Mr. Lynn Blodgett will be required to execute a separation agreement and general release of claims that is acceptable to the Company.

Under his employment agreement, Mr. Blodgett is also entitled to receive the same excise tax gross-up benefit as in the change of control agreements described in the section entitled “Change of Control and Termination Payments — Change of Control Benefits Payable at June 30, 2008” above.

Mr. Deason’s Amended Employment Agreement

We initially entered into an employment agreement with Mr. Deason effective as of February 16, 1999. On December 7, 2007, the employment agreement was amended by the Company and Mr. Deason in order to remove certain exclusive governance rights previously held by Mr. Deason, including his right to recommend to the Compensation Committee, salary, bonus, stock option and other compensation matters for our President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Executive Vice Presidents, General Counsel, Secretary and Treasurer and his right to appoint certain officers and recommend directors for election or removal from the Board of Directors. The agreement now provides that the Compensation Committee will consult with Mr. Deason in determining the compensation policies of the Company and the compensation of the Company’s executive officers. The agreement was also amended on December 23, 2008 to satisfy the requirements of Section 409A of the Internal Revenue Code.

The employment agreement has a term that currently ends on May 18, 2013, provided that such term will automatically be extended for an additional year on May 18 of each year, unless 30 days prior to May 18 of any year Mr. Deason gives notice to us that he does not wish to extend the term or our Board of Directors, upon a unanimous vote of the directors, except for Mr. Deason, gives notice to Mr. Deason that it does not wish to extend the term. The employment agreement provides for a base salary of $525,000 with annual adjustments to Mr. Deason’s base salary by a percentage equal to the average percentage adjustments to the annual salaries of our top five executive officers (excluding promotions). The employment agreement also provides for an annual bonus based on the achievement of financial goals set for Mr. Deason by the Compensation Committee. This bonus can be up to 250% of Mr. Deason’s base salary for that year, or at the discretion of the Compensation Committee, a greater percentage, which is consistent with the bonus percentage Mr. Deason has been eligible to receive since 1996.

Under the employment agreement, Mr. Deason will be entitled to a payment if: (i) we undergo a consolidation or merger in which we are not the surviving company or in which our common stock is converted into cash, securities or other property such that holders of our common stock do not have the same proportionate ownership of the surviving company’s common stock as they held of our common stock prior to the merger or consolidation; (ii) we sell, lease or transfer all or substantially all of our assets to a company in which we own less than 80% of the outstanding voting securities; (iii) we adopt or implement a plan or proposal for our liquidation; (iv) a person or entity (other than one or more trusts established by us for the benefit of our employees) becomes the beneficial owner of 20% or more of our outstanding common stock; or (v) during any period of 24 consecutive months there is a turnover of a majority of the Board of Directors. Excluded from the determination of the turnover of directors are: (i) those directors who are replaced by new directors who are approved by a vote of at least a majority of the directors (continuing director) who have been a member of our Board of Directors since February 1, 1999, (ii) a member of the Board of Directors who succeeds an otherwise continuing director and who was elected, or nominated for election by our stockholders, by a majority of the continuing directors then still in office, (iii) any director elected, or nominated for election by our stockholders to fill any vacancy or newly created directorship by a majority of the continuing directors still in office, and (iv) a member of the Board of Directors who succeeds an otherwise continuing director and who was selected and appointed by Mr. Deason to fill the unexpired term of a director who, because such person is no longer an officer of the Company, is no longer on the Board of Directors.

The benefit to be received by Mr. Deason upon a change of control event includes a lump sum payment, equal to (a) the number of years (including partial years) remaining under his employment agreement times the sum of (i) his per annum base salary at the time of the change of control, plus (ii) the greater of (x) his bonus for the immediately preceding fiscal year or (y) the average of his bonus for the immediately preceding two fiscal years, plus (b) his target bonus for the then-current fiscal year, pro rated to reflect the number of days the executive was employed by us in that fiscal year. Among other things, the employment agreement also provides that we will, (a) for up to three years following Mr. Deason’s termination of employment, continue to (i) provide insurance (medical, dental, life insurance, disability and accidental death and dismemberment) benefits to the executive at the highest level of coverage provided to Mr. Deason prior to the change of control until the executive secures employment that provides replacement insurance and (ii) provide insurance benefits to the executive to the extent any new insurance the executive receives from a subsequent employer does not cover a pre-existing condition, and (b) provide outplacement counseling assistance and (c) maintain director’s and officer’s liability insurance on behalf of the executive, at the level in effect immediately prior to the change of control, for the three (3) year period following the change of control, and throughout the period of any applicable statute of limitations. Under the employment agreement, we will also pay accrued but unpaid compensation and deferred compensation upon termination of employment. Also, when determining Mr. Deason’s eligibility for post-retirement benefits under any welfare benefit plan, he will be credited with three years of participation and age credit. Mr. Deason will also become vested in the benefits provided under any Company retirement or successor plan.

Under his employment agreement, Mr. Deason is entitled to receive the same excise tax gross-up benefit as in the change of control agreements described in the section entitled “Change of Control and Termination Payments — Change of Control Benefits Payable at June 30, 2008” above.

Mr. Deason’s Voting Agreement

During fiscal year 2006 the Board of Directors authorized a modified “Dutch Auction” tender offer (the “Tender Offer”) to purchase up to 55.5 million shares of our Class A common stock. That Tender Offer was completed in March 2006 and 7.4 million shares of Class A common stock were purchased in the Tender Offer. In connection with the Tender Offer, Mr. Deason entered into a Voting Agreement with the Company dated February 9, 2006 (the “Voting Agreement”) in which he agreed to limit his ability to cause the additional voting power he would hold as a result of the Tender Offer to affect the outcome of any matter submitted to the vote of the stockholders of the Company after consummation of the Tender Offer.

On December 7, 2007, the Board of the Directors approved an amendment of the Voting Agreement, to provide that Mr. Deason’s voting power with respect to 1,989,864 shares of Class A common stock and 6,599,372 shares of Class B common stock held by him as of December 7, 2007, would not exceed 45% as a result of share repurchases by the Company pursuant to the Company’s share repurchase program. Other than as expressly set forth in the Voting Agreement, Mr. Deason continues to have the power to exercise all rights attached to the shares he owns, including the right to dispose of his shares and the right to receive any distributions thereon.

The Voting Agreement will terminate on the earliest of (i) the mutual agreement of the Company (authorized by not less than a majority of the vote of the then independent and disinterested directors) and Mr. Deason, (ii) the date on which Mr. Deason ceases to hold any Excess Voting Power, as calculated in the Voting Agreement, or (iii) the date on which all Class B shares are converted into Class A shares.

Mr. Deason and a special committee of the Board of Directors have not reached an agreement regarding the fair compensation to be paid to Mr. Deason for entering into the Voting Agreement. However, whether or not Mr. Deason and our special committee are able to reach agreement on compensation to be paid to Mr. Deason, the Voting Agreement will remain in effect.

This summary of the Voting Agreement is qualified in its entirety by the terms of the Voting Agreement, which is filed as Exhibit 99.1 to our Current Report on Form 8-K filed December 10, 2007.

Mr. Deason’s Supplemental Executive Retirement Agreement

We entered into a Supplemental Executive Retirement Agreement with Mr. Deason in December 1998 (as amended, the “Supplemental Executive Retirement Agreement”), which was (i) amended in August 2003 to conform the normal retirement date specified therein to our fiscal year end next succeeding the termination of the employment agreement between Mr. Deason and us; (ii) subsequently amended in June 2005 to conform the normal retirement date to the termination date of the employment agreement with the exception of the determination of any amount deferred in taxable years prior to January 1, 2005 for purposes of applying the provisions of the American Jobs Creation Act of 2004 and the regulations and interpretive guidance published pursuant thereto (the “AJCA”); and (iii) terminated on January 1, 2009 as set forth below in “Termination of Supplemental Executive Retirement Agreement and Related Options”. Pursuant to the Supplemental Executive Retirement Agreement, which was reviewed and approved by the Board of Directors, Mr. Deason would have received a benefit upon the occurrence of events described below equal to an actuarially calculated amount based on a percentage of his average monthly compensation determined by his monthly compensation during the highest 36 consecutive calendar months from among the 120 consecutive calendar months ending on the earlier of his termination of employment or his normal retirement date. The amount of this benefit payable by us was expected to be offset by the value of particular options granted to Mr. Deason (including 150,000 shares covered by options granted in October 1998 with an exercise price of $11.53 per share, which were exercised in full on October 2, 2008, and 300,000 shares granted in August 2003 with an exercise price of $44.10 per share which were terminated on December 31, 2008, as set forth in “Termination of Supplemental Executive Retirement Agreement and Related Options”).

We estimated, as of June 30, 2008, that our obligation with respect to Mr. Deason under the Supplemental Executive Retirement Agreement was approximately $9.0 million and that the value (the excess of the market price over the option exercise price) of the options at June 30, 2008 was $9.1 million. The options for 150,000 shares were exercised in full on October 2, 2008, six days before their expiration, when the price of our stock was $48.77.

Termination of Supplemental Executive Retirement Agreement and Related Options

On December 23, 2008, Mr. Deason agreed, at the request of the Company, to amend the Supplemental Executive Retirement Agreement in order to ensure that the Agreement would comply with Section 409A of the Internal Revenue Code (“Section 409A”).

The Company determined that certain aspects of the Agreement might not currently satisfy the complex requirements of Section 409A. Pursuant to transition rules under Section 409A that allow companies to make certain changes to deferred compensation arrangements this year, the Company requested Mr. Deason to agree that, on January 1, 2009, the Agreement be terminated and that Mr. Deason receive a cash lump sum, even though he is not retiring. The cash lump sum, which was $9,452,977 as determined pursuant to the amendment to the Agreement (the “Amendment”), was consideration for (1) the accrued benefit that the Chairman would have earned under the Agreement, as if normal retirement occurred on January 1, 2009, (2) the costs the Chairman incurred in connection with the exercise of options issued to the Chairman in connection with the Agreement in 1998 and (3) the termination of stock options issued to the Chairman in connection with the Agreement in 2003. The Company has no obligations to the Chairman pursuant to the Agreement or the related options.

The descriptions set forth in this section are general in nature and are qualified in their entirety by reference to the full text of the Amendment filed as Exhibit 10.1 to the Company’s Form 8-K dated December 30, 2008 and the Chairman Employment Agreement Amendment filed as Exhibit 10.2 to that Form 8-K.

REPORT OF THE AUDIT COMMITTEE

From July 1, 2007 until November 21, 2007, the Audit Committee of the Board of Directors consisted of three members: Messrs. Rossi, McCuistion and Holland. On November 21, 2007, Messrs. Rossi, McCuistion and Holland resigned from the Board of Directors. On November 25, 2007 the Board of Directors appointed Messrs. Krauss, Miller and Spears to the Audit Committee. On January 5, 2008, Mr. Spears passed away. On February 23, 2008, Mr. Sullivan was elected as a director and the Audit Committee was reconstituted to consist of Messrs. Krauss (Chairman), Miller and Sullivan. On March 19, 2008, Mr. Druskin was elected as a director and the Audit Committee was reconstituted to consist of Messrs. Krauss (Chairman), Miller and Druskin. All of the aforementioned Audit Committee members are independent as defined in the NYSE listing standards. The Audit Committee has adopted an amended and revised written charter which was approved on August 20, 2008. The Audit Committee has reviewed and discussed our audited financial statements with management, which has primary responsibility for the financial statements and management’s evaluation and assessment of the effectiveness of internal control over financial reporting. PricewaterhouseCoopers LLP (PwC), our independent registered public accounting firm for fiscal year 2008, is responsible for expressing an opinion on the conformity of our annual financial statements with generally accepted accounting principles and an opinion on the effectiveness of internal control over financial reporting. The Audit Committee has discussed with PwC the financial statement audit, the audit of the effectiveness of internal controls over financial reporting and all other matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). PwC has provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed PwC’s independence with PwC. The Audit Committee also concluded that PwC’s provision of non-audit services is compatible with PwC’s independence.

Based on the considerations referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal year 2008 and that PwC be appointed our independent registered public accounting firm for our fiscal year 2009.

Submitted by the Audit Committee
of the Board of Directors:

KURT R. KRAUSS* (Chairman)
ROBERT DRUSKIN*
TED B. MILLER, JR.*

 * Messrs. Krauss and Miller have served as members of the Audit Committee since November 25, 2007. Mr. Druskin has served as a member of the Audit Committee only since March 19, 2008. Messrs. Krauss, Druskin and Miller were not involved in and did not participate in any decision of the Audit Committee prior to the date that they joined the Audit Committee, including but not limited to the approval of the Form 10-K for the fiscal year ended June 30, 2007.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2007, the Compensation Committee was comprised solely of independent directors: Messrs. O’Neill, Kosberg and Holland (Mr. Holland was appointed to the Committee in January 2007). On November 21, 2007, Messrs. O’Neill, Kosberg and Holland resigned from the Board of Directors. On November 25, 2007 the Board of Directors appointed Messrs. Miller (Chairman), Krauss and Varasano to the Compensation Committee. On March 19, 2008, the Compensation Committee was reconstituted to consist of Messrs. Miller (Chairman), Sullivan and Varasano. No member of our Compensation Committee during fiscal year 2008, or currently, was an employee or officer or former employee or officer of the Company or any of its subsidiaries or had any interest in a transaction or relationship requiring disclosure under Item 404 of Regulation S-K promulgated by the SEC during fiscal year 2007. None of our executive officers served on the Board of Directors or on the compensation committee of any other entity, for which any executive officers of such other entity served either on our Board of Directors or on our Compensation Committee. For information on insider participation, see the section entitled “Certain Transactions” below.

CERTAIN TRANSACTIONS

Prior to 2002, we had guaranteed $11.5 million of certain loan obligations owed to Citicorp USA, Inc. by DDH Aviation, Inc., a corporate airplane brokerage company organized in 1997 (as may have been reorganized subsequent to July 2002, herein referred to as “DDH”). In July 2002, our Chairman of the Board of Directors assumed in full our guaranty obligations to Citicorp and Citicorp released in full our guaranty obligations. As partial consideration for the release of our corporate guaranty, we agreed to provide certain administrative services to DDH at no charge until such time as DDH meets certain specified financial criteria. In the first quarter of fiscal year 2003, we purchased $1 million in prepaid charter flights at favorable rates from DDH. In the second quarter of fiscal year 2007, we were notified by DDH of their intent to wind down operations; therefore, we recorded a charge of $0.6 million related to the unused prepaid charter flights. We made no payments to DDH during fiscal years 2008, 2007 and 2006 but plan to continue providing administrative services to DDH until the wind down of DDH operations is complete.

During fiscal years 2008, 2007 and 2006, we purchased approximately $4.9 million, $5.8 million and $8.8 million, respectively, of office products and printing services from Prestige Business Solutions, Inc., a supplier owned by the daughter-in-law of our Chairman. These products and services were purchased on a competitive bid basis in substantially all cases. We believe this relationship has allowed us to obtain these products and services at quality levels and costs more favorable than would have been available through alternative market sources.

In connection with the departure of our former Chief Executive Officer, Jeffrey Rich, in June 2006 we entered into an agreement with Rich Capital LLC, an M&A advisory firm owned by him. The agreement was for two years during which time we would pay a total of $0.5 million for M&A advisory services, payable in equal quarterly installments. We paid approximately $63,000 related to this agreement through June 30, 2006. However, we have currently suspended payment under this agreement pending determination whether Rich Capital LLC is capable of performing its obligations under the contract in view of the internal investigation’s conclusions regarding stock options awarded to Mr. Rich. No payments were made during fiscal year 2007 or 2008 related to this agreement.

We currently employ approximately 74,000 employees and actively recruit qualified candidates for our employment needs. Relatives of our executive officers and other employees are eligible for hire by the Company. We had six employees who receive more than $120,000 in annual compensation (salary, bonus and commission) who are related to our current executive officers, including executive officers who are also directors, as of June 30, 2008. These are routine employment arrangements entered into in the ordinary course of business and the compensation of each such family member is commensurate with that of their peers. All of these family members are at levels below senior vice president except Thomas Blodgett who reports to Tom Burlin, our Chief Operating Officer, and is the brother of Lynn Blodgett, our President and Chief Executive Officer and Tas Panos, who reports to Lynn Blodgett, our President and Chief Executive Officer, and is the brother-in-law of Darwin Deason. Tas Panos is employed as Executive Vice President, General Counsel and Secretary and earned $413,180 in base salary and bonus compensation during fiscal year 2008. He was granted options to purchase 140,000 shares of our Class A common stock during fiscal year 2008. The annual base salaries for the remaining four employees ranges from approximately $132,000 to $249,999.

The Board of Directors adopted on May 22, 2008 a formal written policy regarding the review, approval or ratification of related party transactions under which the Company is to provide to the Board of Directors for their review, and to disclose in its public filings, all related party transactions that are required to be disclosed under Item 404(a) of Regulation S-K.

STOCKHOLDER PROPOSALS AND STOCKHOLDER RECOMMENDED NOMINEES
FOR 2009 ANNUAL MEETING

We currently expect to hold our 2009 Annual Meeting of Stockholders on or around November 5, 2009, and mail (or otherwise furnish) the proxy statement for that meeting in late September, 2009, subject to any changes we may make. If any of our stockholders intends to present a proposal for consideration at the 2009 Annual Meeting of Stockholders, including the nomination of directors, such stockholder must provide notice to us of such proposal.

Pursuant to Rule 14a-8 of the Exchange Act and in accordance with Section 8(c) of our Bylaws, respectively, our stockholders must generally provide notice of a proposal to us under our Bylaws no later than 120 days and no earlier than 150 days before the anniversary date of the last proxy statement for annual meeting. Stockholder proposals for the 2009 Annual Meeting of Stockholders, including those that will not be included in the proxy statement and form of proxy distributed by the Board of Directors, must be received no sooner than May 29, 2009, but not later than June 12, 2009. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority with respect to proxies. Stockholder proposals must be sent to our principal executive offices, 2828 North Haskell Avenue, Dallas, Texas 75204, Attention: Tas Panos, Corporate Secretary.

Stockholders who wish to have their nominees for election to the Board of Directors considered by the Nominating and Corporate Governance Committee must comply with the requirements set forth above in the section titled “Board of Directors Committees and Meetings — Nominating and Corporate Governance Committees.”

HOUSEHOLDING OF STOCKHOLDER DOCUMENTS

We may send a single set of stockholder documents to any household at which two or more stockholders reside. This process is called “householding.” This reduces the volume of duplicate information received at your household and helps us to reduce costs. Your materials may be householded based on your prior express or implied consent. If your materials have been householded and you wish to receive separate copies of these documents, or if you are receiving duplicate copies of these documents and wish to have the information householded, you may write or call our Investor Relations department at the following address or phone number: Affiliated Computer Services, Inc., 2828 N. Haskell Avenue, Dallas, Texas, 75204, Investor Relations, telephone number 214-841-8281.

By Order of the Board of Directors

Tas Panos
Corporate Secretary

April 14, 2009

APPENDIX A

ACS SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN

SECTION 1
Establishment and Purpose

Affiliated Computer Services, Inc. (the “Company”) hereby establishes the “ACS Senior Executive Annual Incentive Plan” (the “Plan”) for the benefit of certain of its employees and those of its subsidiaries and affiliates. The Plan will be submitted to the stockholders of the Company for approval at the 2008 Annual Meeting of Stockholders of the Company scheduled to be held on May 28, 2009, and will be effective retroactively to July 1, 2008 (the “Effective Date”). No award may be paid under this Plan prior to the date that, as and to the extent required under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), stockholders of the Company receive disclosure of and approve the material terms of the performance goals used to determine what compensation will be paid pursuant to awards under the Plan. As and to the extent provided under Section 162(m), the material terms of the performance goals under the Plan must be disclosed to and reapproved by the Company’s stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which the stockholders previously approved the performance criteria under the Plan. The purposes of the Plan are to motivate selected senior executives toward achievement of performance goals; encourage teamwork in various segments of the Company; and reward performance with bonuses that vary in relation to the achievement of the pre-established performance goals.

SECTION 2
Eligibility

The individuals who are assigned one or more of the following titles by the Company are eligible to participate in the Plan, as determined and elected by the Committee (as defined in Section 3 hereof): (i) Chairman, (ii) Chief Executive Officer, (iii) President, (iv) Chief Operating Officer; (v) Executive Vice President; or (vi) any other employee who the Committee (as defined below) selects. Each individual selected for participation by the Committee will be known as a “Participant”.

SECTION 3
Administration

The Plan will be administered by the Compensation Committee of the Company’s Board of Directors (the “Board”), or such other committee as the Board may from time to time select (the “Committee”). The Committee will at all times be composed solely of two or more members of the Board, each of whom qualifies as an “outside director” within the meaning of Section 162(m).

Except as limited by law or the Company’s Certificate of Incorporation or Bylaws, and subject to the provisions herein, the Committee will have full power and authority, to the fullest extent required to comply with Section 162(m), to select Participants (as defined in Section 2 hereof); determine the size of bonus awards; determine the terms, conditions, restrictions and other provisions of bonus awards, including the establishment of the Performance Goals (as defined in Section 4 hereof); interpret the Plan; establish, amend or rescind guidelines, rules and regulations for the Plan’s administration; review and certify the achievement of Performance Goals; and, subject to Section 9 hereof and the restrictions under Section 162(m), amend the terms and conditions of the Plan. Further, the Committee will make all other determinations which may be necessary or advisable for the administration and operation of the Plan. All determinations and decisions of the Committee arising under the Plan will be final, binding and conclusive upon all parties. By accepting any benefits under the Plan, each Participant, and each person claiming under or through such Participant, will be conclusively deemed to have indicated acceptance and ratification of, and consent to, all provisions of the Plan and any determination or decision under the Plan by the Company, the Board or the Committee.

SECTION 4
Participation and Performance Goals

The Committee will have the authority to select Participants (as defined in Section 2 hereof) for cash bonus awards under the Plan for each Measurement Period (as defined below) and the financial and other performance criteria (“Performance Goals”) upon which such awards will be based. For purposes of the Plan, the term “Measurement Period” means the period of one fiscal year, unless an alternate period (such as a portion of a fiscal year or multiple fiscal years (“Alternate Measurement Period”) is otherwise selected and established in writing by the Committee at the time the Performance Goal is established. Except as indicated in Section 5 for employees who become Participants or are promoted during a Measurement Period, no later than the earlier of ninety (90) days after the commencement of the applicable Measurement Period or the completion of 25% of such Measurement Period, the Committee will, in its discretion, determine the Participants for such Measurement Period and establish the Performance Goals applicable to each Participant’s award. Performance Goals need not be the same for all Participants.

The Performance Goals may be based on any one or more of the following measures (or the relative or absolute change, improvement or growth in any such measure) as reported in the Company’s publicly reported financial filings or as any such measure is to be adjusted as determined by the Committee at the time the Performance Goals are set for the Company or a business unit (either in total or on a per share basis): earnings; earnings before one or more of the following: depreciation, amortization, interest or taxes (EBIT, EBITA or EBITDA as defined by the Committee); return on equity; return on assets; return on invested capital; gross sales; net sales; cash flow; discounted cash flow; cumulative cash flow; adjusted cash flow (such as earnings, as described above, plus or minus, as applicable, one or more of the following: non-operating expenses (including intercompany interest), non-operating profit, equity compensation expense per SFAS 123(R), unusual items such as gain or loss on divestitures, capital expenditures, additions to intangible assets, changes in accounts receivable, unearned revenue and the cash flow of any acquisitions made during the Measurement Period); operating profits; pre-tax profits; post-tax profits; consolidated net income; economic value added; costs; financial ratings; regulatory compliance; achievement of balance sheet or income statement objectives; market share and total return to stockholders and the extent to which strategic, financial and business plan goals are met.

With respect to each Participant, the Committee will establish ranges of Performance Goals which correspond to various levels of cash bonus amounts (“Award Opportunities”) for the Measurement Period. Each range of Performance Goals will include levels of performance at which up to two hundred fifty percent (250%) of the bonus award (“Maximum Bonus Percentage”) may be earned by Participants. In addition, each range of Performance Goals will include levels of performance below the maximum bonus award performance level. The Committee may establish minimum levels of Performance Goal achievement below which no bonus payment will be made to the Participant.

Bonuses are determined by a formula as follows:

Participant’s Salary (as determined below)
x Participant’s Maximum Bonus Percentage
x ACS Multiplier Percentage
x Corporate Multiplier Percentage
= Participant’s Bonus Amount

The “ACS Multiplier Percentage” shall mean a measure of the Company’s consolidated results for the Performance Goal financial criteria as selected by the Committee.

The “Corporate Multiplier Percentage” shall mean a measure of the Company’s corporate business unit results of the Performance Goal financial criteria as selected by the Committee.

The above formula, when calculated using 100% for the ACS Multiplier Percentage and 100% for the Corporate Multiplier Percentage will result in the “Maximum Bonus Award” a Participant is eligible to receive for the Measurement Period.

Calculations of the Performance Goals and Award Opportunities will exclude (i) extraordinary items, as reported in the Company’s annual audited financial statements; and (ii) any unusual or infrequent gains, losses, income or expense reported by the Company in its public filings with respect to the Measurement Period including, without limitation:

(a) expenses for severance, non-recurring retention bonuses or other charges related to the departure or the restructuring of compensation of any of the Company’s top executive officers;

(b) charges related to material internal Company investigations or regulatory inquiries, such as stock option investigations conducted by the Company and in response to the SEC inquiry, including related settlements and payments;

(c) material benefits or charges related to the resolution of prior year events;

(d) significant asset impairments;

(e) large loss contracts;

(f) unusual gains or losses due to the divestiture of a material portion of the Company’s business that required Board of Directors’ approval;

(g) a proportionate amount of ordinary income and gains of a divested business unit, segment or subsidiary from base year amounts of financial metrics in which a growth goal is the performance target, equal to the portion of the year that the divested business was not included in the Measurement Period;

(h) charges incurred due to actions taken by Board of Directors’ decisions such as Company recapitalization and/or reorganization events;

(i) the gain, loss, income or expense resulting from material changes in accounting principles that become effective during the Measurement Period to the extent not included in the operating budget for the Measurement Period; and

(j) gains or losses from all or certain claims and/or litigation and all or certain insurance recoveries related to claims and/or litigation.

SECTION 5
Calculation of Final Bonus Award and Determination

Awards are based on the achievement of the pre-established Performance Goals. After the Performance Goals are established as described herein, the Committee will align the achievement of the Performance Goals with Award Opportunities, such that the level of achievement of the Performance Goals at the end of the Measurement Period will determine the Participant’s actual annual bonus award (“Final Bonus Award”).

Final Bonus Awards may vary below, but cannot exceed, the Maximum Bonus Award, based on the level of achievement of the pre-established Performance Goals.

The Final Bonus Awards will be calculated based on the actual results under each Performance Measure. For performance that is less than the maximum levels, the awards will be correspondingly adjusted by straight-line interpolation.

The sum of (i) the Participant’s annual rate of base salary at the beginning of the Measurement Period pro-rated from the start of the Measurement Period to the date of any increase in such base salary during the Management Period plus (ii) the Participant’s increased annual rate of base salary during the Measurement Period pro-rated from the date of such increase during the Management Period to the end of the Measurement Period shall be considered the “Participant’s Salary” and used in calculating the Final Bonus Award. In no event, however, will the Maximum Bonus Award be greater than 250% of such Participant’s base salary at the end of the Measurement Period.

Negative discretion may be used by the Committee to reduce the Final Bonus Award. In no event, however, will an exercise of negative discretion to reduce the Final Bonus Award of a Participant have the effect of increasing the amount of a Final Bonus Award otherwise payable to any other Participant.

The Committee may, in its discretion, at any time establish (and, once established, rescind, waive or amend) additional conditions and terms of payment of awards (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan, including to reduce the amount of such an award at any time prior to payment based on such criteria as it shall determine, including but not limited to individual merit and the attainment of specified levels of one or any combination of the Performance Goals. Notwithstanding any contrary provision of this Plan, the Committee may not adjust upwards the amount payable pursuant to any award subject to this Section 5, nor may it waive the achievement of the Performance Goal requirement.

An individual who becomes a Participant in the Plan (or is promoted to a position with a higher Maximum Bonus Percentage) after July 1 of the Company’s fiscal year Measurement Period may be eligible to receive an Award Opportunity based on an Alternate Measurement Period as established by the Committee in its sole discretion. For purposes of this calculation, the Committee may establish the Performance Goals and Award Opportunities for the Alternate Measurement Period within the earlier of 90 days of the time of hire or promotion or the completion of 25% of such Alternate Measurement Period.

In addition, if a Participant dies, becomes permanently disabled (as determined by the Committee) or becomes an inactive employee during the Measurement Period, his or her Award, if any, will be calculated based on the actual full-year performance results, but prorated for the number of full calendar months he or she was an active employee during the Measurement Period. Employees are considered active employees if they are currently being paid annual base salary from the Company.

SECTION 6
Final Bonus Award Limit

The total of all Final Bonus Awards payable to Participants for performance in any Measurement Period will not under any circumstances exceed five percent (5%) of the Net Income of the Company (the “Maximum Bonus Awards Pool”) for such period. For purposes of the Plan, the term “Net Income” means the income from continuing operations of the Company and its subsidiaries, as determined on a consolidated basis in accordance with generally accepted accounting principles, adjusted to exclude the following: (i) the expenses and accruals for the Plan and (ii) any of the items excluded from the calculation of Performance Goals and Award Opportunities under Section 4 to the extent reported by the Company in its public filings with respect to the Measurement Period.

The maximum Final Bonus Award any Participant can receive for performance in any Measurement Period is five million dollars ($5,000,000). In the event that the total of all Final Bonus Awards payable to Participants should exceed the Maximum Bonus Awards Pool as specified above, the Final Bonus Award of each Participant will be proportionately reduced such that the total of all such Final Bonus Awards paid is equal to the Maximum Bonus Awards Pool.

SECTION 7
Payment of Awards

Prior to the payment of any award, the Committee must certify in writing that the Performance Goal requirements applicable to such award have been satisfied or attained. If the Performance Goals established by the Committee are satisfied and upon written certification by the Committee that the Performance Goals have been satisfied, payment will be made as soon as practicable following the end of the Measurement Period in accordance with the terms of the award and within seventy-five days from the end of the Measurement Period (“the Payment Date”), unless the Committee determines in its sole discretion to reduce or eliminate Final Bonus Award determinations for any or all Participants, based upon any objective or subjective criteria it deems appropriate. There is no obligation for uniformity of treatment of Participants under the Plan. Unless otherwise determined by the Committee, all payments in respect of awards granted under this Plan will be made in cash via the Company’s payroll system.

SECTION 8
Termination of Employment

Except as otherwise indicated, each Participant must remain employed with the Company, subsidiary or affiliate through the Payment Date to be eligible for a Final Bonus Award.

SECTION 9
Amendment and Termination

The Board and the Committee each has the right to amend or terminate the Plan at any time and in any respect, except that, unless otherwise determined by the Board or the Committee, no amendment may be made without stockholder approval if, and to the extent that, such approval would be required to comply with any applicable provisions of Section 162(m). Similarly, no amendment or termination of the Plan may alter or impair the rights of any Participant pursuant to an outstanding award without the consent of the Participant.

This Plan will expire on June 30, 2013, unless terminated earlier by the Board or the Committee. No further awards will be made under the Plan after termination, but termination will not affect the rights of any Participant under any award made prior to termination.

SECTION 10
Miscellaneous

Bonus payments will be made from the general funds of the Company and no special or separate fund will be established or other segregation of assets made to assure payment. No Participant or other person will have under any circumstances any interest in any particular property or assets of the Company. The Plan will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws.

Neither the establishment of this Plan nor the payment of any award hereunder nor any action of the Company, the Board or the Committee with respect to this Plan will be held or construed to confer upon any Participant any legal right to be continued in the employ of the Company or its subsidiaries or affiliates or to receive any particular rate of cash compensation other than pursuant to the terms of this Plan and the determination of the Committee, and the Company expressly reserves the right to discharge any Participant whenever the interest of the Company may so permit or require without liability to the Company, the Board or the Committee, except as to any rights which may be expressly conferred upon a Participant under this Plan.

The adoption of this Plan will not affect any other compensation plans in effect for the Company or any subsidiary or affiliate of the Company, nor will the Plan preclude the Company or any subsidiary or affiliate thereof from establishing any other forms of incentive or other compensation for the Participants.

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. AFFILIATED COMPUTER SERVICES, INC. 2828 N. HASKELL AVE Electronic Delivery of Future PROXY MATERIALS 10TH FLOOR If you would like to reduce the costs incurred by our company in mailing proxy DALLAS, TX 75204 ATTN: TAS PANOS materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends that you nominee(s) on the line below. vote FOR the following: 1. Election of Directors 0 0 0 Nominees 01 Darwin Deason 02 Lynn R. Blodgett 03 Robert Druskin 04 Kurt R. Krauss 05 Ted B. Miller, Jr. 06 Paul E. Sullivan 07 Frank Varasano The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 2 To approve the Senior Executive Annual Incentive Plan for participants. 0 0 0 3 To ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm 0 0 0 for fiscal year 2009. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com . AFFILIATED COMPUTER SERVICES, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS May 28, 2009 SOLICITED BY THE BOARD OF DIRECTORS As a participant in the ACS Savings Plan (the “Plan”), you have the right to direct The Bank of New York Mellon, the Plan Trustee, how to vote the shares of Affiliated Computer Services, Inc. Common Stock allocated to your Plan account at the Annual Meeting of Stockholders to be held on May 28, 2009. The Plan Trustee will hold your voting instructions in complete confidence except as may be necessary to meet legal requirments. You may vote by completing, signing, dating and returning this Confidential Voting Instruction Card in the enclosed postage-paid return envelope. If this Proxy Card is signed and dated but no direction is made, the Plan Trustee will vote the shares allocated to your account in accordance with the recommendations of the Board of Directors. The Plan Trustee must receive your vote by 11:59 PM EDT on May 25, 2009. If this Confidential Voting Instruction Card is not properly signed, or if it is not received by 11:59 PM EDT on May 25, 2009, the Plan Trustee will not vote the shares allocated to your account. By signing the reverse side of the Confidential Voting Instruction Card, you hereby direct The Bank of New York Mellon, the trustee of the ACS Savings Plan, to vote the full number of shares allocated to your Plan account at R2.09.03.17 the Annual Meeting of Stockholders of Affiliated Computer Services, Inc. on May 28, 2009, and any adjournments thereof, as indicated on the reverse of this card and in its discretion, upon such other matters as 2 may properly come before such meeting. 0000023082 Continued and to be signed on reverse side

AFFILIATED COMPUTER SERVICES, INC. 2828 N. HASKELL AVE 10TH FLOOR DALLAS, TX 75204 ATTN: TAS PANOS For Withhold For All All All Except The Board of Directors recommends that you vote FOR the following: 1. Election of Directors 0 0 0 Nominees 01 Darwin Deason 02 Lynn R. Blodgett 03 Robert Druskin 04 Kurt R. Krauss 05 Ted B. Miller, Jr. 06 Paul E. Sullivan 07 Frank Varasano The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 2 To approve the Senior Executive Annual Incentive Plan for participants. 0 0 0 3 To ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm 0 0 0 for fiscal year 2009. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. AFFILIATED COMPUTER SERVICES, INC. 2828 N. HASKELL AVE 10TH FLOOR DALLAS, TX 75204 ATTN: TAS PANOS For Withhold For All All All Except The Board of Directors recommends that you vote FOR the following: 1. Election of Directors 0 0 0 Nominees 01 Darwin Deason 02 Lynn R. Blodgett 03 Robert Druskin 04 Kurt R. Krauss 05 Ted B. Miller, Jr. 06 Paul E. Sullivan 07 Frank Varasano The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 2 To approve the Senior Executive Annual Incentive Plan for participants. 0 0 0 3 To ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm 0 0 0 for fiscal year 2009. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

The undersigned stockholder of Affiliated Computer Services, Inc., a Delaware corporation (the "Corporation"), hereby appoints Lynn R. Blodgett, Kevin Kyser and Tas Panos, or any of them, as proxies and attorneys-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Corporation to be held at Cityplace Conference Center, 2711 North Haskell Avenue, Dallas, Texas 75204, on May 28, 2009 at 11:00 a.m., Central Time, Dallas, Texas, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, and in their discretion upon any other business or matters that may properly come before the meeting or any adjournment or adjournments thereof.

Continued and to be signed on reverse side

0000023081_2 R2.09.03.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com. AFFILIATED COMPUTER SERVICES, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
May 28, 2009 SOLICITED BY THE BOARD OF DIRECTORS As a participant in the ACS Savings Plan (the “Plan”), you have the right to direct The Bank of New York Mellon, the Plan Trustee, how to vote the shares of Affiliated Computer Services, Inc. Common Stock allocated to your Plan account at the Annual Meeting of Stockholders to be held on May 28, 2009. The Plan Trustee will hold your voting instructions in complete confidence except as may be necessary to meet legal requirments. You may vote by completing, signing, dating and returning this Confidential Voting Instruction Card in the enclosed postage-paid return envelope. If this Proxy Card is signed and dated but no direction is made, the Plan Trustee will vote the shares allocated to your account in accordance with the recommendations of the Board of Directors. The Plan Trustee must receive your vote by 11:59 PM EOT on May 25, 2009. If this Confidential Voting Instruction Card is not properly signed, or if it is not received by 11:59 PM EOT on May 25, 2009, the Plan Trustee will not vote the shares allocated to your account. By signing the reverse side of the Confidential Voting Instruction Card, you hereby direct The Bank of New York 8 Mellon, the trustee of the ACS Savings Plan, to vote the full number of shares allocated to your Plan account at the Annual Meeting of Stockholders of Affiliated Computer Services, Inc. on May 28, 2009, and any adjournments thereof, as indicated on the reverse of this card and in its discretion, upon such other matters as may properly come before such meeting. i Continued and to be signed on reverse side